Exhibit 99.1
TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JANUARY 31, 2015, FEBRUARY 1, 2014 AND
FEBRUARY 2, 2013

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
Toys “R” Us - Delaware, Inc.:

We have audited the accompanying consolidated financial statements of Toys “R” Us - Delaware, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, comprehensive (loss) income, stockholder’s (deficit) equity, and cash flows for each of the three fiscal years in the period ended January 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Toys “R” Us - Delaware, Inc. and its subsidiaries as of January 31, 2015 and February 1, 2014, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 31, 2015 in accordance with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
New York, New York
April 24, 2015

Item 1. Financial Statements and Supplementary Data

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Net sales	$8,350	$8,500	$9,044
Other revenues (1)	105	128	150
Total revenues	8,455	8,628	9,194
Cost of sales	5,480	5,687	5,841
Cost of other revenues	6	4	4
Gross margin	2,969	2,937	3,349
Selling, general and administrative expenses (1)	2,818	2,892	2,838
Depreciation and amortization	252	252	255
Goodwill impairment	—	361	—
Other income, net (1)	(79)	(79)	(66)
Total operating expenses	2,991	3,426	3,027
Operating (loss) earnings	(22)	(489)	322
Interest expense (1)	(275)	(239)	(236)
Interest income (1)	78	66	52
(Loss) earnings before income taxes	(219)	(662)	138
Income tax expense (benefit)	7	(9)	51
Net (loss) earnings	$(226)	$(653)	$87

(1) Includes the following income (expenses) resulting from transactions with related parties (See Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details):
	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Other revenues	$81	$93	$102
Selling, general and administrative expenses	(324)	(327)	(329)
Other income, net	28	25	14
Interest expense	(19)	(18)	(17)
Interest income	78	65	51

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Net (loss) earnings	$(226)	$(653)	$87
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(16)	(47)	2
Unrealized gain on hedged transactions	2	1	1
Total other comprehensive (loss) income, net of tax	(14)	(46)	3
Comprehensive (loss) income, net of tax	$(240)	$(699)	$90

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Balance Sheets

(In millions)	January 31, 2015	February 1, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$121	$255
Accounts and other receivables	106	111
Merchandise inventories	1,495	1,532
Current deferred tax assets	34	33
Prepaid expenses and other current assets	65	61
Total current assets	1,821	1,992
Property and equipment, net	1,773	1,909
Deferred tax assets	28	35
Due from affiliates, net	835	777
Other assets	99	81
Total Assets	$4,556	$4,794

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$974	$1,007
Short-term borrowings from Parent	376	316
Accrued expenses and other current liabilities	639	584
Income taxes payable	102	100
Current portion of long-term debt	22	20
Total current liabilities	2,113	2,027
Long-term debt	2,383	2,491
Deferred tax liabilities	307	293
Deferred rent liabilities	377	375
Other non-current liabilities	128	135

Stockholder’s Deficit:
Additional paid-in capital	3,533	3,518
Accumulated deficit	(4,228)	(4,002)
Accumulated other comprehensive loss	(57)	(43)
Total Stockholder’s Deficit	(752)	(527)
Total Liabilities and Stockholder’s Deficit	$4,556	$4,794

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Cash Flows from Operating Activities:
Net (loss) earnings	$(226)	$(653)	$87
Adjustments to reconcile Net (loss) earnings to Net cash provided by operating activities:
Depreciation and amortization	252	252	255
Amortization and write-off of debt issuance costs and debt discount	39	28	27
Net gains on sales of properties	(1)	(2)	(3)
Deferred income taxes	(13)	26	(1)
Non-cash portion of asset impairments and other charges	22	37	28
Goodwill impairment	—	361	—
Proceeds from settlement of derivatives	9	—	—
Unrealized losses (gains) on foreign exchange	15	(1)	—
Other	5	11	3
Changes in operating assets and liabilities:
Accounts and other receivables	1	2	9
Merchandise inventories	12	36	(14)
Prepaid expenses and other operating assets	(2)	18	(53)
Accounts payable, Accrued expenses and other liabilities	32	95	145
Due from affiliates, net	(58)	(45)	(30)
Income taxes payable and receivable	—	(73)	71
Net cash provided by operating activities	87	92	524
Cash Flows from Investing Activities:
Capital expenditures	(136)	(170)	(209)
Proceeds from sales of fixed assets	3	12	14
Property insurance recovery	1	—	1
Loans to Parent	—	—	(265)
Net cash used in investing activities	(132)	(158)	(459)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,249	854	644
Long-term debt repayments	(2,358)	(919)	(437)
Short-term borrowings from Parent	2,089	2,234	1,932
Repayments of short-term borrowings to Parent	(2,029)	(1,940)	(2,034)
Dividends paid to Parent	—	(79)	(129)
Capitalized debt issuance costs	(34)	—	(3)
Net cash (used in) provided by financing activities	(83)	150	(27)
Effect of exchange rate changes on Cash and cash equivalents	(6)	(16)	—
Cash and cash equivalents:
Net (decrease) increase during period	(134)	68	38
Cash and cash equivalents at beginning of period	255	187	149
Cash and cash equivalents at end of period	$121	$255	$187

Supplemental Disclosures of Cash Flow Information:
Interest paid	$202	$195	$198
Net income tax payments (refunds)	$27	$43	$(15)
Non-Cash Operating Information:
Purchases of property and equipment included in Accounts payable and Accrued expenses and other current liabilities	$29	$16	$20
Non-Cash Financing Activities:
Non-cash contributions from Parent	$32	$—	$2
Real estate assets acquired under related party lease financing obligations	$—	$—	$3

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Stockholder’s (Deficit) Equity

(In millions)	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s (Deficit) Equity
Balance, January 28, 2012	$3,686	$—	$(3,436)	$250
Net earnings	—	—	87	87
Total other comprehensive income, net of tax	—	3	—	3
Stock compensation expense	8	—	—	8
Dividends paid to Parent	(129)	—	—	(129)
Contribution arising from tax allocation arrangement	8	—	—	8
Non-cash contributions from Parent	2	—	—	2
Balance, February 2, 2013	$3,575	$3	$(3,349)	$229
Net loss	—	—	(653)	(653)
Total other comprehensive loss, net of tax	—	(46)	—	(46)
Stock compensation expense	10	—	—	10
Dividends paid to Parent	(79)	—	—	(79)
Contribution arising from tax allocation arrangement	12	—	—	12
Balance, February 1, 2014	$3,518	$(43)	$(4,002)	$(527)
Net loss	—	—	(226)	(226)
Total other comprehensive loss, net of tax	—	(14)	—	(14)
Stock compensation expense	6	—	—	6
Non-cash contributions from Parent	32	—	—	32
Distribution arising from tax allocation arrangement	(23)	—	—	(23)
Balance, January 31, 2015	$3,533	$(57)	$(4,228)	$(752)

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We sell a variety of products in the baby, core toy, entertainment, learning and seasonal categories through our retail locations and the Internet. As of January 31, 2015, we operated 958 stores in the United States, Canada, Puerto Rico and Guam under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca.
On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust (collectively, the “Sponsors”). Upon the completion of this acquisition, our Parent became a private company.
Fiscal Year
Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2014	52	January 31, 2015
2013	52	February 1, 2014
2012	53	February 2, 2013
Basis of presentation
The accompanying consolidated financial statements as of January 31, 2015 and February 1, 2014 and for each of the three year periods ended January 31, 2015, February 1, 2014 and February 2, 2013, have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all intercompany balances and transactions.
Variable Interest Entities
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), requires the consolidation of entities that are controlled by a company through interests other than voting interests. We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a variable interest entity (“VIE”). The primary beneficiary will have a controlling financial interest in a VIE if it has (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Based on our analysis, no VIEs were identified that required consolidation.
Use of Estimates
The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Cash and Cash Equivalents
We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. These investments primarily consist of money market funds. Cash equivalents are stated at cost, which approximates fair value. Book cash overdrafts are reclassified to accounts payable.
Accounts and Other Receivables
Accounts and other receivables consist primarily of receivables from vendors and consumer credit card and debit card transactions.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory.
Property and Equipment, Net
We record property and equipment at cost. Property and leasehold improvements represent capital improvements made to our owned and leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.
We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations
We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations,” which requires us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. As a result of certain leasehold improvements we have undertaken in our stores, we may be obligated to restore the retail space to its original configuration as per the terms of the lease. We recognize a liability for ARO, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 31, 2015 and February 1, 2014, we had ARO of $7 million and $6 million, respectively.
Goodwill
At January 31, 2015 and February 1, 2014, we had no Goodwill on our Consolidated Balance Sheets. As a result of our fourth quarter fiscal 2013 goodwill impairment test, we recorded a full impairment of the Toys-Domestic reporting unit’s goodwill balance of $361 million, which was recorded in our Consolidated Statement of Operations for the fiscal year ended February 1, 2014. This impairment charge was a result of significant declines in the projected financial performance of the Toys-Domestic reporting unit compared to the projections used in goodwill impairment tests of prior years. The decrease in financial projections was primarily due to the fiscal 2013 decline in operating results, due in large part to the holiday selling season. Refer to below and “CRITICAL ACCOUNTING POLICIES” within Item 2 entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for further details regarding the fiscal 2013 annual impairment test.
In fiscal 2013, the Company decided to change its annual goodwill impairment testing date from the first day of the fourth quarter (or the first day of the tenth fiscal month) to the last day of the eleventh fiscal month of each fiscal year, which is shortly after the holiday season. The change is preferable as it aligns the timing of the annual impairment test with the timing of the Company’s annual strategic planning process, which now encompasses actual holiday selling season results, given the later testing date. Goodwill is evaluated for impairment annually as of the last day of the eleventh fiscal month or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount, in accordance with the provisions of ASC Topic 350, “Intangibles - Goodwill and Other” (“ASC 350”). Events or circumstances that might warrant an interim evaluation include, among other things, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of. ASC 350 provides an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management for any or all of the reporting units in any given period.

Debt Issuance Costs
We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 31, 2015 and February 1, 2014 were $84 million and $52 million, respectively. Deferred financing fees amortized to Interest expense were $30 million for fiscal 2014 and $23 million for fiscals 2013 and 2012, respectively, which is inclusive of accelerated amortization due to certain debt repayments and refinancings prior to maturity.
Insurance Risks
Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. As we are the primary obligor and no legal right of offset exists, we reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities on our Consolidated Balance Sheets. Our Parent bills us for our share of these self-insurance costs which are included in Selling, general and administrative expenses (“SG&A”) in our Consolidated Statements of Operations, totaling $60 million, $66 million and $65 million for fiscals 2014, 2013 and 2012, respectively.
Commitments and Contingencies
We, along with our Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 14 entitled “COMMITMENTS AND CONTINGENCIES.”
Leases
We lease store locations, distribution centers, equipment and land used in our operations. Our leased store locations consist of locations which have buildings that are owned by us and land which is controlled through a ground lease with third parties or related parties (“Ground Lease Locations”) and locations that are controlled through straight leases for land and buildings which we lease from third parties or related parties (“Straight Lease Locations”). We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 31, 2015 and February 1, 2014, accumulated depreciation related to capital leases for property and equipment was $39 million and $37 million, respectively.
We record operating leases on a straight-line basis over the lease term, which includes renewal options only if those options are specified in the lease agreement and if failure to exercise the renewal option imposes a significant economic penalty on us. For Ground Lease Locations, we include renewal options in the lease term through the estimated useful life of the owned building located on the property as failure to renew a ground lease during the estimated useful life of the building would result in forgoing an economic benefit given our significant capital investment at the inception of the lease to construct a new building. For Straight Lease Locations, we do not include renewal options in the lease term as the failure to renew a straight lease does not typically result in a significant economic penalty for us, and therefore renewal cannot be reasonably assured at the inception of the lease. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.
Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, some of our leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
Deferred Rent
We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities in our Consolidated Balance Sheets totaled $386 million and $384 million at January 31, 2015 and February 1, 2014, respectively, of which $9 million was included in Accrued expenses and other current liabilities for each period, respectively. Deferred rent liabilities include liabilities to affiliates of $192 million and $181 million as of January 31, 2015 and February 1, 2014, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments
We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our Canadian subsidiary. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and resulting designation. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•
For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives is recorded in Accumulated other comprehensive (loss) income and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•
For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

•
For designated fair value hedges, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risk are recorded in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 31, 2015 and February 1, 2014.
Revenue Recognition
We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment of products purchased from our websites. We recognize the sale from layaway transactions when our customer satisfies all payment obligations and takes possession of the merchandise. Sales are recorded net of sales, use and value added taxes.
Other unaffiliated third-party revenues of $24 million, $35 million and $48 million for fiscals 2014, 2013 and 2012, respectively, are included in Total revenues. Other third-party revenues consist of warranty income, licensing fees and non-core product related revenue.
We have license agreements primarily with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of our trademarks, trade name and branding. Licensing fees for fiscal 2014 were $17 million and $16 million for fiscals 2013 and 2012 respectively, which are included in other unaffiliated third-party revenues.
Reserve for Sales Returns
We establish reserves for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $9 million and $8 million at January 31, 2015 and February 1, 2014, respectively.
Cost of Sales and Selling, General & Administrative Expenses
The following table illustrates what is reflected in each expense category:

“Cost of sales”	“SG&A”
•        the cost of merchandise acquired from vendors;
•        freight in;
•        provision for excess and obsolete inventory;
•        shipping costs to customers;
•        provision for inventory shortages; and
•        credits and allowances from our merchandise vendors.

•        store payroll and related payroll benefits;
•        rent and other store operating expenses;
•        advertising and promotional expenses;
•        costs associated with operating our distribution
         network, including costs related to transporting
         merchandise from distribution centers to stores;
•        restructuring charges; and
•        other corporate-related expenses.

Credits and Allowances Received from Vendors
We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for product markdowns, cooperative advertising, promotions and volume related purchases. We generally treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”) since such funds are not a reimbursement of specific, incremental, identifiable SG&A costs incurred by us in selling the vendors’ products.
Advertising Costs
Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $281 million, $323 million and $320 million in fiscals 2014, 2013 and 2012, respectively.
Pre-opening Costs
The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.
Costs of Computer Software
We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $33 million, $30 million and $24 million for fiscals 2014, 2013 and 2012, respectively.

Other Income, Net
Other income, net includes the following:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Credit card program income	$36	$33	$22
Gift card breakage income	25	23	19
Information technology and administrative support services income	23	20	7
Management service fees income	5	5	7
Net gains on sales of properties	1	2	3
Impairment of long-lived assets	(7)	(20)	(8)
Foreign currency translation	(19)	—	(1)
Other (1)	15	16	17
Total	$79	$79	$66

(1)	Includes advertising income from our websites, fixed asset write-offs and other miscellaneous income and expense charges.
Credit Card Program
We operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender Synchrony Financial (formerly GE Retail Bank) to offer co-branded and private label credit cards to our customers. The credit lender provides financing for our customers to purchase merchandise at our stores for all cardholders and other businesses for co-branded cardholders. We received an up-front incentive payment in fiscal 2012 for entering into the seven year Agreement with Synchrony Financial, which was deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees and royalties are recognized when earned and realizable. During fiscals 2014, 2013 and 2012, we recognized credit card program income of $36 million, $33 million and $22 million, respectively.

Gift Card Breakage
We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Total revenues, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements. We recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards. We recognized $25 million, $23 million and $19 million of gift card breakage income in fiscals 2014, 2013 and 2012, respectively.
Information Technology and Administrative Support Services Agreement (the “ITASSA”)
We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. During fiscals 2014, 2013 and 2012, we charged our affiliates $23 million, $20 million and $19 million for these services, respectively, and in fiscal 2012, we provided a credit to our affiliates of $12 million relating to an amendment to the existing agreement. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Management Service Fees Income
We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (the “DSA”). The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates in fiscals 2014, 2013 and 2012 for these services were $5 million, $5 million and $7 million, respectively. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Net Gains on Sales of Properties
Net gains on sales of properties were $1 million, $2 million and $3 million for fiscals 2014, 2013 and 2012 respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.
Impairment of Long-Lived Assets and Costs Associated with Exit Activities
We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” Events or circumstances that might warrant an impairment review include, among other things, material declines in operational performance, significant adverse market conditions and significant changes or planned changes in our use of assets, including store relocation, store closure and property sales. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.
We recorded total impairment losses of $7 million, $20 million and $8 million for fiscals 2014, 2013 and 2012, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statements of Operations. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores.
For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.”
Foreign Currency Translation
Unrealized and realized gains and losses resulting from foreign currency transactions related to operations are included in Other income, net. In fiscal 2014, we recorded foreign currency losses of $19 million, which included an unrealized loss on foreign exchange of $15 million related to the re-measurement of a portion of the new tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”) attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Canada”), a wholly-owned subsidiary. For fiscals 2013 and 2012, we recorded foreign exchange losses of a nominal amount and $1 million, respectively. Refer to Note 2 entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further details regarding the Tranche A-1 Loan.
Foreign Currency Translation - Foreign Subsidiaries
The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into USD using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive (loss) income within the Consolidated Statements of Stockholder’s (Deficit) Equity.
Foreign Currency Translation - Short-Term Intercompany Loans
We did not have any short-term, cross-currency intercompany loans in fiscal 2014. Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in gains of $2 million and a nominal gain for fiscals 2013 and 2012, respectively. Such amounts were included in Interest expense.
We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. We did not hedge any short-term, cross-currency intercompany loans in fiscal 2014. For fiscals 2013 and 2012, we recorded a loss of $2 million and a nominal loss, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Total stockholder’s (deficit) equity.
Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Valuation allowances are established when, in management’s judgment, it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards and tax planning strategies.
At any one time, our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies. We report tax-related interest and penalties as a component of Income tax expense (benefit).

At January 31, 2015 and February 1, 2014, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities on our Consolidated Balance Sheets. For further information, refer to Note 10 entitled “INCOME TAXES.”
Stock-Based Compensation
Under the provisions of ASC Topic 718, “Compensation - Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or canceled since January 29, 2006. For further information, refer to Note 7 entitled “STOCK-BASED COMPENSATION.”
Subsequent Events
We have performed an evaluation of subsequent events through April 24, 2015, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related notes.

NOTE 2 - LONG-TERM DEBT
A summary of the Company’s consolidated Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 31, 2015 and February 1, 2014, is outlined in the table below:

(In millions)	January 31, 2015	February 1, 2014
Secured term loan facility, due fiscal 2016 (LIBOR+4.50%) (1)	$—	$646
7.375% senior secured notes, due fiscal 2016 (1)	—	357
8.500% senior secured notes, due fiscal 2017 (2)	721	719
Incremental secured term loan facility, due fiscal 2018 (LIBOR+3.75%) (1)	133	372
Second incremental secured term loan facility, due fiscal 2018 (LIBOR+3.75%) (1)	67	210
$1.85 billion secured revolving credit facility, expires fiscal 2019 (1)(3)	—	—
Tranche A-1 loan facility, due fiscal 2019 (LIBOR+7.25%) (1)	272	—
Secured term B-4 loan facility, due fiscal 2020 (LIBOR+8.75%) (1)	1,010	—
8.750% debentures, due fiscal 2021 (4)	22	22
Finance obligations associated with capital projects	169	169
Capital lease obligations	11	16
	2,405	2,511
Less: current portion	22	20
Total Long-term debt (5)	$2,383	$2,491

(1)
On October 24, 2014, we amended the credit agreement for our secured term loan facilities (the “Secured Term Loan Credit Agreement”) to provide for, among other things, a new tranche of term loans in an aggregate principal amount of $1,026 million due fiscal 2020 (the “Secured Term B-4 Loan”). Additionally, we amended the credit agreement for the $1.85 billion secured revolving credit facility (“ABL Facility”) to provide for, among other things, a new tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”). The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the 7.375% senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”), plus accrued interest, premiums and fees. The Secured Term B-4 Loan is guaranteed by Wayne Real Estate Parent Company, LLC, an indirect parent of Toys “R” Us Property Company I, LLC (“TRU Propco I”).

(2)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.

(3)	On March 21, 2014, we amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions.

(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(5)
We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.
As of January 31, 2015, we had total indebtedness of $2,405 million, of which $2,203 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between the Parent Company, us, and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

As of January 31, 2015, we did not have any net assets that were subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of January 31, 2015, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity.
The annual maturities of our Long-term debt, including current portion, at January 31, 2015 are as follows:

(In millions)	Annual Maturities
2015	$22
2016	20
2017	743
2018	194
2019	290
2020 and subsequent	1,166
Total	$2,435
$1.85 billion secured revolving credit facility, expires fiscal 2019 ($0 million at January 31, 2015)
On March 21, 2014, we and certain of our subsidiaries amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1,850 million of revolving commitments, and permits us to request an increase in commitments by up to $1,150 million, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2018 are not repaid 30 days prior to maturity. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 1.50% and 1.75% depending on usage (or, at the election of the borrower, a tiered floating interest rate based on the agent’s prime rate plus a margin of between 0.50% and 0.75% depending on usage). A commitment fee is payable on the undrawn portion of the ABL Facility in an amount equal to 0.25% per annum of the average daily balance of unused commitments during each calendar quarter. In connection with the amended and restated credit agreement, we incurred transaction fees of $31 million, which are capitalized as deferred debt issuance costs, amortized over the term of the agreement and included in Other assets on our Consolidated Balance Sheet. Prior to the amended ABL Facility, unamortized debt issuance costs were $17 million, of which $1 million was expensed, and the remaining amount will be amortized over the term of the amended and restated credit agreement.
At January 31, 2015, under our ABL Facility, we had no outstanding borrowings, a total of $99 million of outstanding letters of credit and excess availability of $973 million. We are also subject to a minimum excess availability covenant of $125 million, with remaining availability of $848 million in excess of the covenant at January 31, 2015. Deferred debt issuance costs for this credit facility were $38 million and $19 million as of January 31, 2015 and February 1, 2014, respectively, and have been included in Other assets on our Consolidated Balance Sheets.
The ABL facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants that, among other things, restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, make investments, loans or advances, sell or transfer assets, pay dividends or distributions, repurchase capital stock or make other restricted payments, repay or prepay certain debt, engage in transactions with affiliates, amend material documents and change fiscal year. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period (or if certain specified defaults are continuing or if excess availability falls below $130 million at any time). Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.
On October 24, 2014, we and certain of our subsidiaries amended the credit agreement for the ABL Facility and the Intercreditor Agreement (as defined below) in connection with the issuance of the Secured Term B-4 Loan and Tranche A-1 Loan. Refer to the Tranche A-1 loan facility below for further details on the amendment to the credit agreement for the ABL Facility. The Intercreditor amendment amended the Amended and Restated Intercreditor Agreement, dated as of August 24, 2010 (the “Intercreditor Agreement”), to provide for, among other things, modifications to the priority among the lenders under the Secured Term B-4 Loan and the Tranche A-1 Loan with respect to the Canadian Pledge Collateral (as defined in the Intercreditor Agreement).
8.500% senior secured notes, due fiscal 2017 ($721 million at January 31, 2015)
On November 20, 2009, TRU Propco II, our indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.500% notes which will mature on December 1, 2017 (the “Propco II Notes”). TRU Propco II owns fee and ground leasehold interests in properties in various retail markets throughout the United States. Under an operating company/property company structure, TRU Propco II leases these properties on a triple-net basis to us. Substantially all of TRU Propco II’s revenues and cash flows are derived from payments from us under the master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”). The rent under the TRU Propco II Master Lease will increase by 10% every five years during its 20-year term. The Propco II Notes were issued at a discount of $10 million which resulted in proceeds of $715 million. The Propco II Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent, us or any of our other subsidiaries. The Propco II Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of our Parent, the Company or their respective affiliates, other than the obligations of TRU Propco II under the Propco II Notes. Investment funds or accounts advised by or affiliated with Kohlberg Kravis Roberts & Co. L.P. (collectively, “KKR”) owned an aggregate of $5 million of the Propco II Notes as of February 1, 2014. Deferred debt issuance costs for these notes were $10 million and $14 million as of January 31, 2015 and February 1, 2014, respectively, and have been included in Other assets on our Consolidated Balance Sheets.
The indenture governing the Propco II Notes contains covenants that, among other things, restrict the ability of TRU Propco II to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, or create liens. The indenture governing the Propco II Notes also contains covenants that limit the ability of our Parent to cause or permit us to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Propco II Notes are redeemable, in whole or in part, at specified redemption prices, plus accrued and unpaid interest, if any. Following specified kinds of changes of control with respect to us, our Parent, or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Notes is payable in cash semi-annually in arrears on June 1 and December 1 of each year.

Tranche A-1 loan facility, due fiscal 2019 ($272 million at January 31, 2015)
On October 24, 2014, we and certain of our subsidiaries amended the credit agreement for the ABL Facility to provide for, among other things, the Tranche A-1 Loan in an aggregate principal amount of $280 million. Canada borrowed $125 million principal amount of the Tranche A-1 Loan, which is subject to foreign exchange re-measurement. The Tranche A-1 Loan was issued at a discount of $8 million, which resulted in the receipt of gross proceeds of $272 million. In conjunction with the Tranche A-1 Loan, we capitalized $8 million of transaction fees as deferred debt issuance costs, which are being amortized over the term of the facility. Deferred debt issuance costs for this loan were $7 million as of January 31, 2015 and have been included in Other assets on our Consolidated Balance Sheet.
The Tranche A-1 Loan will mature on October 24, 2019, subject to a springing maturity in 2018 if the remaining Incremental secured term loan and Second incremental secured term loan have not been refinanced, extended or otherwise replaced or repaid prior to such time. The Tranche A-1 Loan will bear interest equal to, at the option of the Company or Canada, as applicable, (i) LIBOR plus a margin of 7.25% per annum (subject to a LIBOR floor of 1.00%) or (ii) the Prime Rate (defined as the highest of (x) the rate of interest in effect for such day as publicly announced from time to time by the ABL Agent as its “prime rate,” (y) the Federal Funds Rate plus 0.50%, and (z) one-month LIBOR plus 1.00%), plus a margin of 6.25% per annum. The Tranche A-1 Loan currently bears interest equal to LIBOR plus a margin of 7.25% per annum (subject to a LIBOR floor of 1.00%).
Certain prepayments of the Tranche A-1 Loan which lower the All-in Yield (as defined in the credit agreement for the ABL Facility) of the Tranche A-1 Loan on or prior to the one-year anniversary of the refinancing closing date will be subject to a prepayment premium of 1.00% of the principal amount that is repriced or refinanced (subject to certain exceptions).
The Tranche A-1 Loan is guaranteed by our subsidiaries (other than certain excluded subsidiaries) that guarantee the existing loans and commitments under the credit agreement for the ABL Facility. The Tranche A-1 Loan is secured by the same collateral that secures the existing loans and commitments under the credit agreement for the ABL Facility.
The Tranche A-1 Loan is subject to a borrowing base consisting of specified percentages of eligible inventory, eligible credit card receivables and certain Canadian real estate which does not reduce the availability under the borrowing base for the ABL Facility (provided that the Tranche A-1 Loan borrowing base includes (i) $125 million of the required availability amount for the ABL Facility and (ii) an availability reserve with respect to the borrowing base for the ABL Facility if the amount of outstanding Tranche A-1 Loan otherwise exceeds the borrowing base with respect to the Tranche A-1 Loan).
Secured Term Loan Credit Agreement
Incremental secured term loan, due fiscal 2018 ($133 million at January 31, 2015)
Second incremental secured term loan, due fiscal 2018 ($67 million at January 31, 2015)
Secured term B-4 loan facility, due fiscal 2020 ($1,010 million at January 31, 2015)
On October 24, 2014, we amended the Secured Term Loan Credit Agreement to provide for, among other things, the Secured Term B-4 Loan tranche in an aggregate principal amount of $1,026 million. The Secured Term B-4 Loan was issued at a discount of $19 million.  In conjunction with the Secured Term B-4 Loan, we capitalized $27 million of transaction fees as deferred debt issuance costs which are being amortized over the term of the facility.  KKR owned an aggregate of $96 million of the Secured Term B-4 Loan as of January 31, 2015. Deferred debt issuance costs for this loan were $26 million as of January 31, 2015 and have been included in Other assets on our Consolidated Balance Sheet.
The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the Toys-Delaware Secured Notes at a redemption price of 101.844% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.  As a result of the refinancing, we expensed $35 million, composed of the write-off of unamortized deferred debt issuance costs and original issue discount related to the extinguishment of the Secured term loan facility, and a portion of the Incremental secured term loan facility and the Second incremental secured term loan facility and the Toys-Delaware Secured Notes, as well as a redemption premium of $6 million on the Toys-Delaware Secured Notes.
The Secured Term B-4 Loan will mature on April 24, 2020 and bear interest equal to, at the option of the Company, (i) LIBOR plus a margin of 8.75% per annum (subject to a LIBOR floor of 1.00%) or (ii) the Base Rate (defined as the highest of (x) the Federal Funds Rate plus 0.50%, (y) the rate of interest in effect for such day as publicly announced from time to time by the Term Agent as its “prime rate” and (z) one-month LIBOR plus 1.00%) plus a margin of 7.75% per annum (subject to a Base Rate floor of 2.00%). The Secured Term B-4 Loan currently bears interest equal to LIBOR plus a margin of 8.75% per annum (subject to a LIBOR floor of 1.00%).

The Secured Term B-4 Loan is required to be repaid in equal quarterly installments commencing February 28, 2015 in aggregate annual amounts equal to 1.00% of the original principal amount, with the balance payable on the final maturity date. As such, $10 million has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 31, 2015. Voluntary prepayments and certain mandatory prepayments of the Secured Term B-4 Loan will be subject to a prepayment premium of (i) prior to the one and one-half year anniversary of the refinancing closing date, a “make-whole” price as set forth in the Secured Term Loan Credit Agreement, (ii) after the one and one-half year anniversary of the refinancing closing date, but prior to the two and one-half year anniversary of the refinancing closing date, 2.00% of the principal amount prepaid and (iii) after the two and one-half year anniversary of the refinancing closing date, but prior to the three and one-half year anniversary of the refinancing closing date, 1.00% of the principal amount prepaid.
On May 25, 2011, we and certain of our subsidiaries entered into a Joinder Agreement (the “Joinder Agreement”) to the Secured Term Loan Credit Agreement. The Joinder Agreement added a tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”). The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in proceeds of $396 million. On October 24, 2014, we refinanced $237 million of the Incremental Secured Term Loan outstanding in conjunction with the issuance of the Secured Term B-4 Loan described above. The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage.
KKR owned an aggregate of $12 million and $50 million of the Incremental Secured Term Loan as of January 31, 2015 and February 1, 2014, respectively. Deferred debt issuance costs for this loan were $1 million and $4 million as of January 31, 2015 and February 1, 2014, respectively, and have been included in Other assets on our Consolidated Balance Sheets.
Pursuant to the terms of the Joinder Agreement, we are required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the Incremental Secured Term Loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 31, 2015. We may optionally prepay the outstanding principal balance of the Incremental Secured Term Loan at any time.
On April 10, 2012, we and certain of our subsidiaries entered into a Second Joinder Agreement (the “Second Joinder Agreement”) to the Secured Term Loan Credit Agreement. The Second Joinder Agreement added a tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”). The Second Incremental Secured Term Loan was issued at a discount of $5 million, which resulted in proceeds of $220 million. On October 24, 2014, we refinanced $143 million of the Second Incremental Secured Term Loan outstanding in conjunction with the issuance of the Secured Term B-4 Loan described above. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, subject to a 0.25% step-down based on our total leverage ratio.
KKR owned an aggregate of $2 million and $9 million of the Second Incremental Secured Term Loan as of January 31, 2015 and February 1, 2014, respectively. Deferred debt issuance costs for this loan were $1 million and $3 million as of January 31, 2015 and February 1, 2014, respectively, and have been included in Other assets on our Consolidated Balance Sheets.
We are required to make quarterly principal payments equal to 0.25% ($2 million per year) of the original principal amount of the Second Incremental Secured Term Loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 31, 2015. We may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time.
The Secured Term Loan Credit Agreement contains customary covenants applicable to us and certain of our subsidiaries that, among other things, restrict our ability and the ability of certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things to allow for certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test and the provision of a cumulative credit exception allowing for us and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the Secured Term Loan Credit Agreement occurs and is continuing, the principal amount outstanding, together with all accrued and unpaid interest and other amounts owed may be declared by the lenders or become immediately due and payable. We may optionally prepay the outstanding principal balance of the loans at any time.
The Secured Term Loan Credit Agreement contains a provision that requires us to repay a specified percentage of excess cash flow generated in the previous fiscal year, as defined in the agreement. Cash flow generated for the fiscal year ended February 1, 2014 did not result in a required repayment under this provision during fiscal 2014. The October 24, 2014 amendment to the agreement waived the excess cash flow provision that would have applied to fiscal 2014. Further, the loans under the Secured

Term Loan Credit Agreement are guaranteed by certain of our subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our wholly-owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by us and certain of our subsidiaries.
In addition, the Secured Term B-4 Loan is guaranteed by Wayne Real Estate Parent Company, LLC (the “Additional Guarantor”) pursuant to an unsecured guarantee (the “Unsecured Guarantee”) for the benefit of the lenders of the Secured Term B-4 Loan. The Additional Guarantor is a wholly-owned subsidiary of our Parent and is an indirect parent of TRU Propco I which, along with its wholly-owned subsidiaries, leases its properties to us pursuant to a master lease agreement. Additionally, we have agreed to provide, in the future, for the benefit of the lenders of the Secured Term B-4 Loan, a first priority security interest in certain specified real property, subject to certain exceptions.
The Unsecured Guarantee contains certain provisions triggering mandatory prepayments by us of the Secured Term B-4 Loan, including, among other things, in connection with the incurrence of certain additional indebtedness and the making of certain restricted payments, in each case, by the Additional Guarantor and its subsidiaries, subject to certain exceptions, including exceptions for indebtedness and restricted payments permitted under TRU Propco I’s current term loan facility. The Unsecured Guarantee also contains certain covenants applicable to the Additional Guarantor and its subsidiaries, including, among other things, limitations on the sale or disposition of assets and the conduct of business, subject to certain exceptions. In addition, if the Additional Guarantor fails to comply with certain covenants in the Unsecured Guarantee, additional interest of 2.00% per annum with respect to the aggregate outstanding principal amount of Secured Term B-4 Loan will be payable by us.
8.750% debentures, due fiscal 2021 ($22 million at January 31, 2015)
On August 29, 1991, we and our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the indenture, eliminating all of the restrictive covenants and certain events of default in the indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million or 89% of the outstanding Debentures in the Tender Offer using borrowings under an unsecured credit facility to purchase the tendered Debentures. Deferred debt issuance costs for these Debentures were nominal as of January 31, 2015 and February 1, 2014, respectively, and have been included in Other assets on our Consolidated Balance Sheets.

NOTE 3 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Some of our interest rate contracts may contain credit-risk related contingent features and are subject to master netting arrangements. As of January 31, 2015, our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps as of January 31, 2015 are designated as cash flow and fair value hedges in accordance with ASC 815.
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for fiscals 2014, 2013 and 2012, respectively. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of less than $1 million in fiscal 2015 to Interest expense from Accumulated other comprehensive (loss) income.
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in the fair value of the derivative and the underlying hedged item separately. During fiscal 2014, the $350 million notional amount interest rate swap that we designated as a fair value hedge failed to meet the effectiveness assessment thresholds required to qualify for hedge accounting. Accordingly, subsequent changes in the fair value of the derivative were recorded in Interest expense. We recorded net gains of less than $1 million in earnings related to ineffectiveness for fiscal 2013 and we recorded a net gain of $5 million in earnings related to ineffectiveness for fiscal 2012. In conjunction with the dedesignation of the fair value hedge, commencing in the second quarter of fiscal 2014, we no longer adjusted the hedged debt for changes in fair value attributable to changes in the benchmark interest rate. We were amortizing to maturity the residual basis adjustment to the hedged debt from the application of hedge accounting to Interest expense. In the third quarter of fiscal 2014, we extinguished the previously hedged debt and recognized a $4 million gain in Interest expense. On November 26, 2014, we terminated the associated $350 million notional amount interest rate swap which was originally scheduled to expire in September 2016. As a result, we received cash proceeds of $10 million, which included $1 million of accrued interest receivable.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 31, 2015 and February 1, 2014, we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. As of January 31, 2015 and February 1, 2014, we were not required to post collateral for any of these derivatives.
 The following table presents our outstanding interest rate contracts as of January 31, 2015 and February 1, 2014:

			January 31, 2015	February 1, 2014
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Interest Rate Swaps
3 Month USD LIBOR Fixed to Float Interest Rate Swap (1)	September 2010	September 2016	$—	$350
Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (2)	January 2011	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap (3)	January 2012	April 2015	500	500

(1)	On November 26, 2014, we terminated this interest rate swap. As a result, we received cash proceeds of $10 million, which included $1 million of accrued interest receivable as described above.

(2)	As of January 31, 2015, this derivative was designated for hedge accounting.

(3)	The Company de-designated a portion of this interest rate cap in fiscal 2010. As of January 31, 2015 and February 1, 2014, 40% of the $500 million interest rate cap is designated as a cash flow hedge.
Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 31, 2015 and February 1, 2014, we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts. We did not have any outstanding foreign exchange contracts as of January 31, 2015 and February 1, 2014.

The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive (loss) income on our Consolidated Statements of Stockholder’s (Deficit) Equity for the fiscal years ended January 31, 2015, February 1, 2014 and February 2, 2013:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Derivatives designated as cash flow hedges:
Beginning balance	$(1)	$(2)	$(3)
Reclassifications from Accumulated other comprehensive (loss) income - Interest Rate Contracts	2	1	1
	2	1	1
Ending balance	$1	$(1)	$(2)
The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 31, 2015, February 1, 2014 and February 2, 2013:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$(2)	$—	$—
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	—	(2)	—
Gain (loss) on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	1	2	(1)
	(1)	—	(1)
Derivatives designated as cash flow hedges:
Amortization of hedged caps	(2)	(1)	(1)
	(2)	(1)	(1)
Derivative designated as a fair value hedge:
Amortization of swap basis adjustment - Interest Rate Contract	—	(1)	(1)
Loss on the change in fair value - Interest Rate Contract	(2)	(5)	—
Gain recognized in Interest expense on hedged item	2	5	5
	—	(1)	4
Total Interest expense	$(3)	$(2)	$2

(1)
Gains and losses related to our short-term intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

 The following table contains the notional amounts and related fair values of our derivatives included within our Consolidated Balance Sheets as of January 31, 2015 and February 1, 2014:

	January 31, 2015		February 1, 2014
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Prepaid expenses and other current assets (1)	$700	$—	$—	$—
Other assets	—	—	700	—
Interest Rate Contract designated as a fair value hedge:
Other assets	—	—	350	13
Interest Rate Contract not designated for hedge accounting:
Prepaid expenses and other current assets (1)	300	—	—	—
Other assets	—	—	300	—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$1,000	$—	$—	$—
Other assets	—	—	1,350	13
Total derivative assets (2)	$1,000	$—	$1,350	$13

(1)	Amounts as of January 31, 2015 include reclassifications of contracts scheduled to mature within the next 12 months, which were previously included within Other assets as of February 1, 2014.

(2)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.
Offsetting of Derivatives
We present our derivatives at gross fair values in the Consolidated Balance Sheets. However, some of our interest rate and foreign exchange contracts are subject to master netting arrangements which allow net settlements under certain conditions. As of January 31, 2015 and February 1, 2014, we did not have any derivative liabilities which could be net settled against our derivative assets. As of January 31, 2015 and February 1, 2014, none of the master netting arrangements involved collateral.

NOTE 4 - FAIR VALUE MEASUREMENTS
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.

The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
There were no significant assets or liabilities measured at fair value on a recurring basis as of January 31, 2015. The table below presents our assets and liabilities measured at fair value on a recurring basis as of February 1, 2014, aggregated by level in the fair value hierarchy within which those measurements fall.
Fiscal 2013

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative financial instruments:
Interest rate contracts	—	13	—	13
Total assets	$—	$13	$—	$13
For the fiscal years ended January 31, 2015 and February 1, 2014, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of judgment regarding appropriate comparable properties and their assessment of current market conditions.
For the fiscal years ended January 31, 2015 and February 1, 2014, we had no impairments to long-lived assets held for sale. There have been no changes in valuation technique or related inputs for long-lived assets for the fiscal years ended January 31, 2015 and February 1, 2014. During fiscal 2014, management determined that fair values based on offers received should be reclassified to Level 3. The impact of this change on the prior periods was deemed immaterial.
Goodwill is evaluated for impairment annually or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The fair value measurements related to goodwill are classified as Level 3 and were determined by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly-traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. Refer to

Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details on the valuation technique and related inputs for goodwill. For the fiscal year ended January 31, 2015, we had no goodwill impairment. There have been no changes in valuation technique or related inputs for goodwill for the fiscal years ended January 31, 2015 and February 1, 2014.
The table below presents our long-lived assets and goodwill evaluated for impairment and measured at fair value on a nonrecurring basis for the fiscal years ended January 31, 2015 and February 1, 2014, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at January 31, 2015 and February 1, 2014. As of January 31, 2015 and February 1, 2014, we did not have any long-lived assets or goodwill classified as Level 1 or Level 2 within the fair value hierarchy, respectively.
Fiscal 2014

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$9	$2	$7
Total	$9	$2	$7
Fiscal 2013

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3) (2)	Impairment Losses (1)
Long-lived assets held and used	$33	$13	$20
Goodwill	361	—	361
Total	$394	$13	$381

(1)	Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

(2)	Includes fair values based on offers received, of $6 million as of February 1, 2014 which were previously classified as Level 2 and should have been Level 3.
Other Financial Instruments
The fair values of our Long-term debt including current portion are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt for the fiscal years ended January 31, 2015 and February 1, 2014. The table below presents the carrying values and fair values of our Long-term debt including current portion as of January 31, 2015 and February 1, 2014, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
January 31, 2015	$2,405	$2,292	$719	$1,393	$180
February 1, 2014	2,511	2,287	739	1,363	185
Other financial instruments that are not measured at fair value on our Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

NOTE 5 - PROPERTY AND EQUIPMENT
The following detail of property and equipment includes estimated useful lives which are generally used to depreciate the assets on a straight-line basis:

($ In millions)	Useful life (in years)	January 31, 2015	February 1, 2014
Land		$251	$260
Buildings	45-50	874	893
Furniture and equipment	3-20	1,040	1,067
Property and leasehold improvements	5-25	1,385	1,377
Costs of computer software	5	200	198
Construction in progress		16	10
Leased equipment under capital lease	3-5	48	51
		3,814	3,856
Less: accumulated depreciation and amortization		2,041	1,947
Total		$1,773	$1,909
Net gains on sales of properties
During fiscals 2014, 2013 and 2012, we sold certain properties and assets for proceeds of $3 million, $12 million and $14 million, respectively, resulting in net gains of $1 million, $2 million and $3 million, respectively, which were recorded in Other income, net on our Consolidated Statements of Operations.

NOTE 6 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 31, 2015 and February 1, 2014 is outlined in the table below:

(In millions)	January 31, 2015	February 1, 2014
Merchandise accounts payable (1)	$805	$812
Non-merchandise accounts payable (2)	169	195
Accounts payable	$974	$1,007
Gift card and certificate liability	$194	$183
Accrued bonus	64	9
Accrued property taxes	38	39
Accrued vacation	34	32
Accrued payroll	24	26
Accrued interest	22	24
Sales and use tax and value added tax payable	21	20
Other (3)	242	251
Accrued expenses and other current liabilities	$639	$584

(1)	Includes $36 million and $51 million of book overdraft cash as of January 31, 2015 and February 1, 2014, respectively.

(2)	Includes $84 million and $107 million of book overdraft cash as of January 31, 2015 and February 1, 2014, respectively.

(3)	Includes, among other items, accrued lease liabilities, employee benefits, current deferred tax liabilities and other accruals. No individual amount included exceeds 5% of Total current liabilities.

NOTE 7 - STOCK-BASED COMPENSATION
Management Equity Plan
On July 21, 2005, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2005 Management Equity Plan (the “Management Equity Plan”). Under the Management Equity Plan, outstanding awards during fiscal 2014 included service-based options and restricted stock to officers and other key employees of our Parent and its subsidiaries. In connection with Amendment No. 2 to the 2010 Incentive Plan (“Amendment No. 2”) effective September 2014, the Company made the determination to no longer issue any awards under the Management Equity Plan.
 The service-based options generally follow a graded vesting schedule of 40% on the second anniversary of the award with the remaining portion vesting in equal annual installments over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of our Parent. All options generally expire on the tenth anniversary of the date of the grant, unless the terms are amended pursuant to the Management Equity Plan.
In November 2013, our Parent extended the expiration dates of certain outstanding option awards under the Management Equity Plan, which were originally scheduled to expire in fiscals 2015 and 2016, to August 6, 2017. We accounted for the modification in accordance with ASC 718. Management concluded that the modification resulted in incremental compensation costs of $1 million, which was recorded in SG&A in fiscal 2013.
Under the Management Equity Plan, each participant’s restricted shares or shares issued or issuable pursuant to stock options will be subject to repurchase rights by the Parent in the event of a termination of employment due to death or disability and under specific circumstances upon retirement. In connection with the 2014 Option Exchange described below, the exercise of any put rights on any shares held by the participants who elected to participate will be subject to the prior approval of the Board. Our Parent has no plans to open a transaction window for participants to put the shares to the Company in the foreseeable future.
2010 Incentive Plan
In fiscal 2010, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides that the total number of shares of our Parent’s common stock that may be issued is 3,750,000 and the maximum number of such shares of common stock for which incentive stock options may be granted is 500,000. In connection with Amendment No. 2, the number of shares available for issuance under the 2010 Incentive Plan were increased by the number of shares available for issuance under the Management Equity Plan as of July 17, 2014 and any shares that after July 17, 2014 would have otherwise been available for issuance thereunder. Our Parent’s Board of Directors has discretion over the amount of shares available for future issuances of stock awards.
All outstanding options issued under the 2010 Incentive Plan and Management Equity Plan are scheduled to expire at dates ranging from August 6, 2017 to October 10, 2024. We expect to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.
Stock options
In fiscals 2014, 2013 and 2012, our Parent granted options under the 2010 Incentive Plan. The options were granted at an exercise price equal to grant date fair market value. Options granted in fiscal 2014, except for the options granted under the 2014 Option Exchange described below, generally follow a graded vesting schedule of four equal annual installments commencing on the first anniversary of the awards. Additionally, certain options issued in fiscal 2014 will be subject to performance and time vesting and will only be deemed fully vested when they have both time vested and performance vested. Options granted in fiscals 2013 and 2012 generally follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting in equal annual installments over the subsequent two years, subject to the participant’s continued employment with us, and will vest automatically upon a change of control of our Parent. Options generally expire ten years from the date of the grant, however, the options issued in connection with the 2014 Option Exchange will expire the later of five years after the final vesting date of the New Options or the original expiration date of the respective Old Options.
Restricted stock
In fiscals 2013 and 2012, concurrent with the grant of the options, additional awards were granted under the 2010 Incentive Plan consisting of service-based restricted stock and restricted stock units, which were valued at a fair market value on the date of grant of $30.00 per share and $44.00 per share in fiscals 2013 and 2012, respectively. The restricted stock units issued in fiscal 2013 for certain officers follow the same graded vesting schedule as the options granted in the same year, while the restricted stock units for other officers cliff vest 100% on the second anniversary of the award, subject to the participant’s continued employment with the Company, and will vest automatically upon a change in control of our Parent. The service-

based restricted stock and restricted stock units for fiscal 2012 follow the same graded vesting schedule as the options granted in the same year.
In fiscal 2012, certain officers were awarded performance-based restricted stock and restricted stock units valued at a fair market value on the date of the grant of $44.00. The performance-based awards cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our Parent’s consolidated Adjusted Compensation EBITDA performance results and 50% on our Parent’s total return on invested capital (ROIC) results, each over a three year period.
Option Exchanges
In November 2013, certain participants under the 2010 Incentive Plan were offered an opportunity to exchange certain of their outstanding stock options (“2013 Old Options”) and all outstanding performance shares or units for a grant of one new stock option (“2013 New Options”) for every two 2013 Old Options canceled, which 2013 New Options have an exercise price of $22.00. On December 23, 2013, our Parent closed its offer with a total of 467,617 and 54,961 2013 Old Options and performance shares or units canceled, respectively, and a total of 233,813 2013 New Options issued under the 2010 Incentive Plan. The 2013 New Options follow a vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting in equal annual installments over the subsequent two years (subject to the earlier expiration in accordance with the 2013 New Option award agreement), subject to the participant’s continued employment with the Company, and will vest automatically upon a change of control of our Parent. We accounted for the modification in accordance with ASC 718. Management has concluded that the modification had a nominal impact on compensation costs.
In September 2014, certain participants were offered an opportunity to exchange their outstanding stock options that were granted prior to fiscal 2014 (“Old Options”) under the Management Equity Plan or the 2010 Incentive Plan for new stock options granted under the 2010 Incentive Plan (“New Options”) on a one-for-one basis (the “2014 Option Exchange”). On October 10, 2014, our Parent closed its offer with a total of 833,395 Old Options canceled and an equal amount of New Options issued under the 2010 Incentive Plan. The New Options have an exercise price of $8.00 and vest as follows: (i) New Options granted in exchange for Old Options originally granted during the period commencing on January 1, 2005 and ending on December 31, 2012 vest 50% on the award exchange date and 25% on each of the first and second anniversaries of the award exchange date and (ii) New Options granted in exchange for Old Options originally granted in fiscal 2013 vest in equal annual installments over the subsequent four years from the award exchange date. We accounted for the modification in accordance with ASC 718. Management concluded that the modification resulted in incremental compensation costs of $1 million in fiscal 2014, which were recorded in SG&A.
One-time awards
On November 5, 2013 our Parent entered into an employment agreement with Harry J. Mullany III to serve as President, Toys “R” Us, US. The employment agreement provided a one-time award of stock options and restricted stock units under the 2010 Incentive Plan with grant date fair values of $5 million and $2 million, respectively, each at $22.00 per share.  Fifty percent of the options were scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date. The remaining option awards were subject to time and performance vesting and would have only been deemed fully vested when the performance obligations pursuant to Mr. Mullany’s employment agreement were satisfied. The restricted stock units were scheduled to vest in four equal annual installments beginning on the first anniversary of the grant date. Additionally, Mr. Mullany purchased 22,728 shares of stock at a price of $22.00 per share.
In October 2014, our Parent and Mr. Mullany entered into an option exchange pursuant to which Mr. Mullany exchanged his outstanding time-based and performance-based options described above for equal amounts of new time-based and performance-based options. The new time-based options have the same terms and exercise price per share as the New Options issued as part of the 2014 Option Exchange. Mr. Mullany’s new performance-based options, will be subject to time and performance vesting and will only be deemed fully vested when the performance criteria is satisfied. Additionally, Mr. Mullany forfeited certain of his outstanding restricted stock units in exchange for new time-based options (the “Mullany Options”). The Mullany Options have the same exercise price per share as the New Options and will vest in four equal annual installments commencing on November 5, 2014. We accounted for the modification in accordance with ASC 718. Management has concluded that the modification had a nominal impact on compensation costs.
Award Acceleration
In September 2014, our Parent accelerated the vesting of certain restricted share units and restricted share awards issued under the 2010 Incentive Plan (the “Award Acceleration”). This acceleration provided that these unvested restricted shares for eligible participants became immediately vested as of September 8, 2014. We accounted for the modification of these awards in accordance with ASC 718. Management concluded that the acceleration resulted in incremental compensation costs of $1 million in fiscal 2014, which were included in SG&A.

In addition, our Parent has no plans to open a transaction window for participants to put the shares to the Parent in the foreseeable future, and therefore, the put right for these awards has effectively been eliminated. In accordance with ASC 718 and ASC 480, the shares have been reclassified from temporary equity by our Parent to permanent equity as redemption of these equity awards is no longer considered probable or redeemable at the option of the holder.
Additional Amendments
Effective March 2012, participants in the Management Equity Plan are bound by the terms and conditions of Amendment No. 4 to the Management Equity Plan (“Amendment No. 4”). This amendment provided for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who was terminated without cause after four or more years of continuous service. Option holders under the 2010 Incentive Plan had the same rights to a longer exercise period and a cashless exercise right in the event such participant’s employment was terminated without cause (or the participant resigns for good reason) after four or more years of continuous service and in certain cases of retirement, as further described in the form of option award agreement. We accounted for the modification of awards impacted by the terms of Amendment No. 4 in accordance with ASC 718. Management concluded that the modification had a nominal impact on compensation costs. In connection with the 2014 Option Exchange, the New Options will be subject to repurchase rights by our Parent following a termination of employment and any cashless exercises will be subject to prior approval of our Parent’s Board of Directors.
Effective May 2012, our Parent adopted Amendment No. 5 (“Amendment No. 5”) to the Management Equity Plan. Amendment No. 5 allowed any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares, the number of shares that would be equal to the value of their original investment to us, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. The purchase price per share payable by us in connection with any such put rights would be the fair market value as of a date determined by our Parent’s Board of Directors that would be the anticipated closing date of the repurchase. We accounted for the modification of awards impacted by the terms of Amendment No. 5 in accordance with ASC 718. As these awards allowed the plan participant the right to put a portion of their rollover options, we were required to account for them as liability-classified awards. These liability awards were remeasured at their fair market value as of each reporting period through the date of settlement. Management concluded that the modification resulted in incremental compensation costs of $1 million, which was recorded in SG&A in fiscal 2012. In connection with the 2014 Option Exchange, all shares issued under the Management Equity Plan will be subject to repurchase rights by our Parent following a termination of employment and the exercise of any put rights on the shares will be subject to the prior approval of our Parent’s Board of Directors. Our Parent has no plans to open a transaction window for participants to put the shares to the Company in the foreseeable future.
Effective March 2013, we adopted Amendment No. 6 (“Amendment No. 6”) to the Management Equity Plan which provides that any participant in the Management Equity Plan, who is a former employee of the Company or its affiliates as of March 1, 2013 or who continues to be employed by the Company or its affiliates, has the right to put (i) in 2013, up to 50% of his or her Original Investment Shares held at March 1, 2013 and (ii) in 2014, any or all of the participant’s then remaining Original Investment Shares, in each case, during permitted transaction windows, until the occurrence of an initial public offering of our Parent. In each case, the purchase price per share payable by our Parent in connection with any such put rights would be the fair market value determined as of a date determined by our Parent’s Board of Directors that would be the anticipated closing date of the repurchase. Additionally effective in March 2013, certain participants under the 2010 Incentive Plan were granted the right to put to our Parent any or all of the restricted stock that becomes vested as well as any net shares acquired upon vesting of restricted stock units beginning six months after the applicable vesting date of these awards. We accounted for the modification of these awards impacted under the Management Equity Plan and 2010 Incentive Plan in accordance with ASC 718 and ASC 480, and determined that the impacted awards retained equity classification. However, as these equity awards were redeemable for cash at the option of the holder and redemption was probable, the shares were recorded in temporary equity by our Parent at their redemption value. The redemption amount recorded by our Parent was adjusted to fair market value as of each reporting period through the date of settlement. Management concluded that the modifications did not have an impact to compensation costs.
Commencing September 2014, concurrent with the Award Acceleration, our Parent informed participants that it no longer has plans to open a transaction window for participants to put the shares to our Parent in the foreseeable future, and therefore, the put right for these awards described above has effectively been eliminated. The shares previously recorded in temporary equity by our Parent as a result of the adoption of Amendment No. 6 have been reclassified from temporary equity to permanent equity as redemption of these equity awards is no longer considered probable or redeemable at the option of the holder.

Valuation Assumptions
The fair value of each option award modified or granted under the 2010 Incentive Plan and Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted-average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as our Parent is a non-publicly traded company. The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted-average assumptions used:

	Fiscal Years Ended
	January 31, 2015	February 1, 2014	February 2, 2013
Volatility	45.0%	40.0%-45.0%	50.0%
Risk-free interest rate	1.4%-2.4%	2.0%-2.7%	1.8%
Expected term	4.0-5.5 years	3.8-5.2 years	5.1 years
Dividend Yield	—	—	—
Weighted-average grant-date fair value per option	$2.68	$10.37	$20.27
For fiscals 2014 and 2013, the range of assumptions presented includes the assumptions used for the modified option awards as well as the grants issued under the 2010 Incentive Plan.
Options
A summary of option activity under the 2010 Incentive Plan and Management Equity Plan during fiscals 2014, 2013 and 2012 is presented below:

	Fiscal Years Ended
	January 31, 2015		February 1, 2014		February 2, 2013
	Options	Weighted- average Exercise Price	Options	Weighted- average Exercise Price	Options	Weighted- average Exercise Price
Outstanding at beginning of fiscal year	1,669,243	$28.65	1,313,344	$37.50	1,820,736	$32.61
Granted	2,245,806	8.00	1,078,156	24.07	310,006	44.00
Exercised	—	—	(153,592)	27.20	(396,107)	20.15
Forfeited/Canceled	(1,654,213)	28.91	(568,665)	40.79	(274,108)	43.20
Transfers to/from Parent (1)	—	—	—	—	(147,183)	26.79
Outstanding at end of fiscal year	2,260,836	$7.95	1,669,243	$28.65	1,313,344	$37.50
(1)     Includes option activity related to the relocation of certain employees.

	Options	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Options vested or expected to vest at January 31, 2015	1,944,722	$8.34	9.6	$—
Options exercisable at January 31, 2015	—	$—	—	$—
There were no options exercised in fiscal 2014. The aggregate intrinsic value of options exercised, which includes options exercised on a net settlement basis, was $1 million and $9 million in fiscals 2013 and 2012, respectively. The total fair value of options vested was $1 million, $10 million and $8 million in fiscals 2014, 2013 and 2012, respectively. Parent received no proceeds from the exercise of options in fiscal 2013 and less than $1 million in fiscal 2012. Parent did not cash settle share-based liability awards in fiscal 2014. Parent reimbursed us a nominal amount and $2 million in fiscals 2013 and 2012, respectively, for cash settling share-based liability awards. Parent did not repurchase shares in fiscal 2014. Parent reimbursed us $4 million and $1 million in fiscals 2013 and 2012, respectively, to repurchase shares. We did not recognize any tax benefits as a result of options exercised in fiscal 2013. The tax benefits recognized as a result of the options exercised were $3 million in fiscal 2012.
As of January 31, 2015, there was $6 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the 2010 Incentive Plan and Management Equity Plan. This cost is expected to be recognized over a weighted-average period of 2.6 years.
Restricted Shares and Units
A summary of nonvested restricted share activity under the 2010 Incentive Plan during fiscals 2014, 2013 and 2012 is presented below:

	Fiscal Years Ended
	January 31, 2015		February 1, 2014		February 2, 2013
	Shares	Weighted- average Grant-date Fair Value	Shares	Weighted- average Grant-date Fair Value	Shares	Weighted- average Grant-date Fair Value
Nonvested shares at beginning of fiscal year	32,697	$60.00	76,300	$60.00	89,543	$60.00
Granted	—	—	—	—	—	—
Shares vested	(29,179)	60.00	(37,215)	60.00	—	—
Forfeited/Canceled	(3,518)	60.00	(6,388)	60.00	(13,243)	60.00
Nonvested shares at end of fiscal year	—		32,697	$60.00	76,300	$60.00
A summary of outstanding restricted stock unit activity under the 2010 Incentive Plan during fiscals 2014, 2013 and 2012 is presented below:

	Fiscal Years Ended
	January 31, 2015		February 1, 2014		February 2, 2013
	Units	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value
Outstanding units at beginning of fiscal year	401,366	$32.90	150,673	$45.58	16,873	$60.00
Granted	—	—	300,120	27.58	144,981	44.00
Units converted	(107,292)	44.85	(11,979)	48.73	(699)	50.64
Forfeited/Canceled	(161,921)	31.30	(37,448)	36.23	(10,482)	46.63
Outstanding units at end of fiscal year	132,153	$25.14	401,366	$32.90	150,673	$45.58
As of January 31, 2015, there was $1 million of total unrecognized compensation cost related to restricted share-based compensation arrangements under the 2010 Incentive Plan. This cost is expected to be recognized over a weighted-average period of one year.
The fair value of restricted shares vested and restricted stock units converted was $7 million, $3 million and a nominal amount for fiscals 2014, 2013 and 2012, respectively, and we did not recognize any tax benefits as a result of the vesting and conversion.

Performance-Based Shares and Units
A summary of performance-based stock unit activity under the 2010 Incentive Plan during fiscals 2014, 2013 and 2012 is presented below:

	Fiscal Years Ended
	January 31, 2015		February 1, 2014		February 2, 2013
	Units	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value
Outstanding units at beginning of fiscal year	22,159	$44.52	80,153	$46.08	10,973	$60.00
Granted	—	—	—	—	77,498	44.00
Units converted	—	—	(1,677)	50.36	—	—
Forfeited/Canceled	(5,018)	46.30	(56,317)	46.56	(8,318)	45.07
Outstanding units at end of fiscal year	17,141	$44.00	22,159	$44.52	80,153	$46.08
As of January 31, 2015, we did not have outstanding performance-based share awards as the performance-based share awards granted on May 26, 2011 were canceled as of the third anniversary date of the award due to the inability to meet the performance criteria for vesting.
The amount of stock-based compensation expense recognized in SG&A and the tax benefit recognized in Income tax expense (benefit) in fiscals 2014, 2013 and 2012 was as follows:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
SG&A	$6	$9	$7
Total recognized tax benefit	—	—	3

NOTE 8 - ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Total other comprehensive (loss) income is included in the Consolidated Statements of Comprehensive (Loss) Income and Consolidated Statements of Stockholder’s (Deficit) Equity. Accumulated other comprehensive (loss) income is reflected in the Consolidated Balance Sheets and the Consolidated Statements of Stockholder’s (Deficit) Equity, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain (loss) on hedged transactions, net of tax	Accumulated other comprehensive (loss) income
Balance, January 28, 2012	$3	$(3)	$—
Current period change	2	1	3
Balance, February 2, 2013	5	(2)	3
Current period change	(47)	1	(46)
Balance, February 1, 2014	(42)	(1)	(43)
Current period change	(16)	2	(14)
Balance, January 31, 2015	$(58)	$1	$(57)

NOTE 9 - LEASES
We lease a majority of the real estate and certain equipment used in our operations from either third parties or affiliated entities. Most real estate leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.
On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) with TRU Propco I, an indirect wholly-owned subsidiary of Parent, under which the previous agreement was amended and restated. The term of the TRU Propco I Master Lease was extended through June 30, 2029, except with respect to any property that is ground or space leased from a third party landlord to TRU Propco I with a term expiring prior to such date. Annual net base rents under the TRU Propco I Master Lease increased by 10% on July 1, 2014 and are scheduled to increase by the same percentage on July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts.
In connection with the offering of the Propco II Notes on November 20, 2009 described in Note 2 entitled “LONG-TERM DEBT,” we entered into the TRU Propco II Master Lease. The TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Annual net base rents under the TRU Propco II Master Lease are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation.
Minimum rental commitments under non-cancelable operating leases, capital leases and lease financing obligations as of January 31, 2015 are as follows:

	Operating Leases				Capital Leases and Financing Obligations(1)
	Gross Minimum Rentals
(In millions)	Third Party(2)	Related Party(3)	Sublease Income	Net Minimum Rentals	Third Party	Related Party
2015	$207	$238	$11	$434	$29	$2
2016	172	226	10	388	26	2
2017	144	202	7	339	23	2
2018	126	177	7	296	23	2
2019	101	167	6	262	19	2
2020 and subsequent	394	1,327	17	1,704	81	12
Total	$1,144	$2,337	$58	$3,423	$201	$22

(1)	Included in Capital Leases and Financing Obligations displayed above is $21 million of interest.

(2)
Excluded from Third Party Gross Minimum Rentals are $802 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2020 and thereafter.

(3)
Related Party Gross Minimum Rentals for Straight Lease Locations are based on the initial or current contractual term of our affiliates’ respective underlying third party leases and for owned locations are based on the master lease term. Excluded from Related Party Gross Minimum Rentals are $820 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2020 and thereafter.

 Total third party rent expense, net of sublease income, was $219 million, $219 million and $209 million in fiscals 2014, 2013 and 2012, respectively. Sublease income was $13 million, $12 million and $13 million in fiscals 2014, 2013 and 2012, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.
Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $243 million, $249 million and $257 million in fiscals 2014, 2013 and 2012, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.
We record operating leases on a straight-line basis over the lease term, which includes renewal options only if those options are specified in the lease agreement and if failure to exercise the renewal option imposes a significant economic penalty on us. For

Ground Lease Locations, we include renewal options in the lease term through the estimated useful life of the owned building located on the property as failure to renew a ground lease during the estimated useful life of the building would result in forgoing an economic benefit given our significant capital investment at the inception of the lease to construct a new building. For Straight Lease Locations, we generally do not include renewal options in the lease term as the failure to renew a straight lease does not typically result in a significant economic penalty for the Company, and therefore renewal cannot be reasonably assured at the inception of the lease. Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, some of our leases include early termination options, which can be exercised by us under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
The difference between the recognized rental expense and amounts payable under the leases is recorded as deferred rent liability. Deferred rent liabilities in our Consolidated Balance Sheets totaled $386 million and $384 million at January 31, 2015 and February 1, 2014, respectively, of which $9 million was included in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $192 million and $181 million as of January 31, 2015 and February 1, 2014, respectively.
Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments. We include contingent rentals in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $2 million, $2 million and $3 million in fiscals 2014, 2013 and 2012, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are deferred and recognized on a straight-line basis as a reduction to rent expense over the lease term.
We have been and may be involved in the construction of leased stores which includes non-standard tenant improvements. As a result of this involvement, we were deemed the “owner” for accounting purposes and were required to capitalize the construction costs on our Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840 and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we recorded financing obligations equal to the cash proceeds and fair market value of the assets received. As of January 31, 2015 and February 1, 2014, the carrying amounts of our financing obligations, which approximates fair value, were $169 million, respectively. The rental payments to the landlord are recognized as a reduction of the financing obligation and interest expense. We also continue to recognize rent expense on the ground leases for the land on which these assets were constructed.

NOTE 10 - INCOME TAXES
(Loss) earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
U.S.	$(238)	$(711)	$79
Foreign	19	49	59
(Loss) earnings before income taxes	$(219)	$(662)	$138

Income tax expense (benefit) is as follows:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Current:
U.S. Federal	$(1)	$(51)	$28
Foreign	20	20	22
State	1	(4)	2
Total current income tax expense (benefit)	$20	$(35)	$52

Deferred:
U.S. Federal	$1	$(28)	$(11)
Foreign	(11)	2	2
State	(3)	52	8
Total deferred income tax (benefit) expense	$(13)	$26	$(1)
Total income tax expense (benefit)	$7	$(9)	$51
Included within the Total income tax expense (benefit) is expense of less than $1 million, expense of less than $1 million and benefit of less than $1 million related to interest and penalties in fiscals 2014, 2013 and 2012 respectively. The interest and penalties relate to tax payments and refunds for prior period tax filings made or to be made, as well as amounts associated with increases and decreases to unrecognized tax benefits.
We have not provided deferred taxes on $1 million of accumulated earnings of certain foreign subsidiaries as it is management’s intention to reinvest those earnings indefinitely. The estimated unrecognized deferred income tax liabilities on these earnings, net of associated foreign tax credits and other offsets, is zero.

The effective tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 31, 2015	February 1, 2014	February 2, 2013
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	0.6%	(4.7)%	4.6%
Foreign operations (1)	(6.6)%	(0.7)%	1.7%
U.S. Federal valuation allowance	(36.1)%	(10.9)%	—%
Unrecognized tax benefits (2)	2.5%	—%	(2.1)%
Goodwill impairment (3)	—%	(17.6)%	—%
Other	1.4%	0.3%	(2.2)%
Effective tax rate	(3.2)%	1.4%	37.0%

(1)
Foreign operations include the net impact of: differences between local statutory rates and the U.S. Federal statutory rate; the impact of changes to foreign valuation allowances; the net cost of foreign unrecognized tax benefits; the cost of repatriating foreign earnings, net of foreign tax credits; changes to our assertion regarding the permanent reinvestment of foreign earnings related to certain foreign entities; permanent items related to foreign operations; as well as changes in the tax status of foreign entities.

(2)
Unrecognized tax benefits include benefits related to the resolution of issues in connection with resolving tax examinations, making protective elections, as well as changes to and clarifications of tax rules and regulations. See “Unrecognized Tax Benefits” in this footnote.

(3)
Goodwill impairment represents the U.S. Federal tax cost associated with the amount of Goodwill that was impaired for which we did not have tax basis, and therefore for which we could not take a tax benefit.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	January 31, 2015	February 1, 2014
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$12	$80
State tax loss and other carryforwards	61	53
Foreign tax loss and other carryforwards	5	5
Straight-line rent	147	149
Inventory	39	60
Restructuring charges	6	9
Other	90	75
Gross deferred tax assets before valuation allowance	360	431
Valuation allowance	(269)	(178)
Total deferred tax assets	$91	$253
Deferred tax liabilities:
Fixed assets (1)	$(94)	$(149)
Gain on related party real estate sale	(239)	(216)
Undistributed earnings of foreign subsidiaries	—	(122)
Other	(6)	(4)
Total deferred tax liabilities	$(339)	$(491)
Net deferred tax liabilities	$(248)	$(238)
The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

(In millions)	January 31, 2015	February 1, 2014
Current deferred tax assets	$34	$33
Current deferred tax liabilities (2)	(3)	(13)
Non-current deferred tax assets	28	35
Non-current deferred tax liabilities	(307)	(293)
	$(248)	$(238)

(1)	Includes deferred impact of finance obligations associated with capital projects.

(2)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.
Carryforwards
In addition to the unused portion of losses and credits reported on tax returns, our carryforwards also include credits that will be realized in connection with the undistributed earnings of foreign subsidiaries on which we have provided taxes.
Of our $12 million of U.S. Federal tax credit and other carryforwards, less than $1 million will expire during the next 5 years, $9 million will expire during the next 6 to 20 years and $2 million may be carried forward indefinitely. Of our $61 million of state tax loss and other carryforwards, $3 million will expire during the next 5 years, $52 million will expire during the next 6 to 20 years and $6 million may be carried forward indefinitely. Of our $5 million foreign tax loss and other carryforwards, $2 million will expire during the next 5 years and $3 million will expire during the next 6 to 20 years and less than $1 million may be carried forward indefinitely.
We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amounts of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005. We have evaluated the impact of these limitations and have established a valuation allowance to reduce some of these deferred tax assets to the amount expected to be realized.

Valuation Allowance
We have evaluated the available positive and negative evidence and have concluded that, for some of our deferred tax assets, it is more likely than not that these assets will not be realized in the foreseeable future. As a result, we have established a valuation allowance to reduce these deferred tax assets for the amount we believe will not be realized. The increase to our valuation allowance for US Federal and state jurisdictions, as well as in certain foreign jurisdictions, was predominantly due to the fact that, as of the end of fiscal 2014, we have incurred a pre-tax cumulative loss over the past three fiscal years. During fiscal 2014, our valuation allowance increased by $91 million. This includes a $79 million increase for U.S. Federal tax, a $10 million increase for state tax and $2 million increase for foreign tax.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Beginning balance	$15	$20	$25
Additions for tax positions of the current year	—	—	2
Additions for tax positions of the prior years	1	—	—
Reductions for tax positions of prior years (1)	(8)	(2)	(7)
Settlements	—	—	—
Lapse of statute of limitations	—	(3)	—
Ending balance	$8	$15	$20

(1)
Reductions for tax positions of prior years include amounts related to the resolution of issues in connection with resolving tax examinations, making protective elections, as well as changes to and clarifications of tax rules and regulations.

At January 31, 2015, the $8 million of unrecognized tax benefits would affect our effective tax rate, if recognized. In addition, we had $5 million and less than $1 million of accrued interest and penalties, respectively, at January 31, 2015. We had $5 million and less than $1 million of accrued interest and penalties, respectively, at February 1, 2014, and $5 million and less than $1 million of accrued interest and penalties, respectively, at February 2, 2013.
The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination in: the United States for U.S. Federal purposes for fiscal 2010 and forward and for state purposes for fiscal 2010 and forward; and Canada for fiscal 2007 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits of $13 million (inclusive of taxes, interest and penalties) will not change during the next twelve months due to ongoing tax examinations and applicable statutes of limitations.

NOTE 11 - SEGMENTS
We generate sales, operating earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States, Canada, Puerto Rico and Guam. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as an Internet site for our Canada market.
Our business has two reportable segments: Domestic and Canada. The following is a brief description of our segments:

•
Domestic - Our Domestic segment sells a variety of products in the baby, core toy, entertainment, learning and seasonal categories through 872 stores that operate in 49 states in the United States, Puerto Rico and Guam and through the Internet. Domestic Total revenues in fiscal 2014 were derived from traditional toy stores (including Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats), baby stores, side-by-side (“SBS”) stores, permanent Express stores (with cumulative lease terms of at least two years) and our flagship stores in New York City. Additionally, we generated Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees.

•
Canada - Our Canada segment sells a variety of products in the baby, core toy, entertainment, learning and seasonal categories through 86 stores and through the Internet. Canada Total revenues in fiscal 2014 were derived from SBS stores, traditional toy stores (including BRU Express formats) and permanent Express stores (with cumulative lease terms of at least two years). Additionally, we generated Total revenues through our temporary Express store locations.

The Chief Operating Decision Maker evaluates segment performance primarily based on Total revenues and segment Operating (loss) earnings. Segment operating (loss) earnings excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any individual major customer as a source of revenue.
The following table shows our percentage of Total revenues by product category:

	Fiscal Years Ended
	January 31, 2015	February 1, 2014	February 2, 2013
Baby	36.8%	36.3%	36.4%
Core Toy	17.4%	16.3%	16.1%
Entertainment	9.8%	10.9%	11.4%
Learning	23.0%	23.2%	22.8%
Seasonal	11.4%	11.4%	11.4%
Other (1)	1.6%	1.9%	1.9%
Total	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing fees from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

A summary of financial results by reportable segment is as follows:

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Total revenues
Domestic	$7,621	$7,745	$8,266
Canada	834	883	928
Total revenues	$8,455	$8,628	$9,194
Operating (loss) earnings
Domestic (1) (2)	$163	$(367)	$407
Canada	34	67	78
Corporate and other	(219)	(189)	(163)
Operating (loss) earnings	(22)	(489)	322
Interest expense	(275)	(239)	(236)
Interest income	78	66	52
(Loss) earnings before income taxes	$(219)	$(662)	$138

(1)	Fiscal 2013 includes full impairment of the Toys-Domestic reporting unit’s goodwill balance of $361 million. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

(2)	Includes incremental expense related to the write-down of excess and obsolete inventory of $51 million for fiscal 2013.
Certain corporate and other items are reported separately in our disclosure of segment Operating (loss) earnings. In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Depreciation and amortization includes depreciation of leasehold improvements for properties occupied by corporate office employees. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Depreciation and amortization
Domestic	$185	$187	$192
Canada	19	20	22
Corporate and other	48	45	41
Total Depreciation and amortization	$252	$252	$255
Capital expenditures
Domestic	$67	$112	$148
Canada	12	19	18
Corporate and other	57	39	43
Total Capital expenditures	$136	$170	$209

(In millions)	January 31, 2015	February 1, 2014
Merchandise inventories
Domestic	$1,353	$1,375
Canada	142	157
Total Merchandise inventories	$1,495	$1,532
Total Assets
Domestic	$2,978	$3,114
Canada	337	391
Corporate and other (1)	1,241	1,289
Total Assets	$4,556	$4,794

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.
Our long-lived assets by country or region are as follows:

(In millions)	January 31, 2015	February 1, 2014
Long-lived assets
United States (1)	$1,601	$1,698
Canada	180	213
Total Long-lived assets	$1,781	$1,911

(1)	Includes our wholly-owned operations in Puerto Rico and Guam.

NOTE 12 - EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS
We offer employee retirement and compensation benefits for eligible employees. Our Parent’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to the U.S. and Puerto Rico TRU Partnership Employees’ Savings and Profit Sharing Plans (the “Savings Plans”). Participants are generally 100% vested in their SERP accounts after completing five years of employment with the Company. During fiscals 2014, 2013 and 2012, we recorded SERP expenses of less than $1 million, respectively. As of January 31, 2015 and February 1, 2014, the SERP liability was $2 million, respectively.

Included in the Savings Plans, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S. and Puerto Rico-based employees. Under the terms of the Savings Plans, annual employer profit sharing contributions are made at the discretion of the respective Board of Directors, subject to certain limitations. Employee eligibility for participation in the 401(k) savings account portion of the Savings Plans requires 12 months of service and completion of 1,000 hours. In addition, the Company makes a matching contribution in amount equal to 100% of the first 4% of the participant’s contribution. We also have a profit sharing plan for Canada-based employees, which is managed by Canada. Expenses related to the Savings Plans and Canada profit sharing plan were $15 million in fiscals 2014 and 2013, respectively, and $16 million in fiscal 2012. The respective Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plans in fiscals 2014, 2013 and 2012.

NOTE 13 - LITIGATION AND LEGAL PROCEEDINGS
In October 2012, the Massachusetts Supreme Judicial Court granted the Company’s request for direct appellate review of a judgment in the amount of $20 million, including $18 million in punitive damages, that was entered against the Company in a wrongful death products liability case entitled Aleo v. SLB Toys USA, Inc., et al. (Superior Court of Massachusetts, Essex County, No. 2008-02149-A) (the “Judgment”). Oral argument concerning this appeal was held on May 6, 2013. On September 13, 2013, the Massachusetts Supreme Judicial Court issued its decision affirming the Judgment. During fiscal 2013, we accrued an additional $20 million related to this matter which was recorded in SG&A. In October 2013, the Company paid $25 million to satisfy the Judgment.
In May 2013, we opted out of the settlement of a class action lawsuit against Visa and MasterCard alleging violations of antitrust laws.  In January 2014, we, along with several other companies, filed a separate lawsuit against Visa and MasterCard entitled Progressive Casualty Insurance Co. et al. v. Visa, Inc., et al. (United States District Court for the Eastern District of New York, No. 14-00276).  A settlement was reached in December 2014, and we received a payment of $12 million in January 2015 which was recorded in SG&A.
In addition to the litigation discussed above, we and our Parent are, and in the future may be, involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
We, along with our Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 10 entitled “INCOME TAXES” for liabilities associated with uncertain tax positions. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 31, 2015.
As of January 31, 2015, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of $47 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 15 - RELATED PARTY TRANSACTIONS
Transactions with the Sponsors - Our Parent is owned by an investment group led by entities advised by or affiliated with the Sponsors. The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009 and August 29, 2014 (“Advisory Agreement”). The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Prior to an amendment in August 2014, described below, the management and advisory fees paid to the Sponsors (the “Advisory Fees”) increased 5% per year during the ten-year term of the agreement with the exception of fiscal 2009.

In August 2014, the Advisory Agreement was amended in order to reduce the Advisory Fees to $17 million for fiscal year 2014 and each year thereafter.  If in the future our Parent successfully completes an initial public offering (“IPO”), the Sponsors may elect to receive from the proceeds of such IPO, an amount equal to the aggregate difference between: (x) the Advisory Fees that would have been paid in fiscal year 2014 and each fiscal year thereafter had such amounts not been fixed and (y) the Advisory Fees that were actually paid for fiscal year 2014 and each fiscal year thereafter. We recorded Advisory Fees of $17 million for fiscal 2014 and $15 million for fiscals 2013 and 2012, respectively. During fiscals 2014, 2013 and 2012, we also recorded fees to the Sponsors of less than $1 million, respectively, for out-of-pocket expenses.
Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid Transaction Fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. Transaction fees are capitalized as deferred debt issuance costs and are amortized over the term of the related debt agreement and included in Other assets on our Consolidated Balance Sheets.
In connection with the amendment and restatement of the ABL Facility on March 21, 2014, we incurred Transaction Fees of $19 million pursuant to the terms of the Advisory Agreement.
In connection with entering into the Secured Term B-4 Loan and Tranche A-1 Loan on October 24, 2014, we incurred Transaction Fees of $13 million pursuant to the terms of the Advisory Agreement. KKR owned an aggregate of $96 million of the Secured Term B-4 Loan as of January 31, 2015.
In connection with the Second Incremental Secured Term Loan entered into on April 10, 2012, we incurred Transaction Fees of $2 million pursuant to the terms of the Advisory Agreement. KKR owned an aggregate of $2 million and $9 million of the Second Incremental Secured Term Loan as of January 31, 2015 and February 1, 2014, respectively.
KKR owned an aggregate of $12 million and $50 million of the Incremental Secured Term Loan as of January 31, 2015 and February 1, 2014, respectively. In addition, KKR owned an aggregate of $9 million of the Toys-Delaware Secured Notes as of February 1, 2014, $70 million of the Secured Term Loan Facility as of February 1, 2014 and $5 million of the Propco II Notes as of February 1, 2014, respectively. For further details, see Note 2 entitled “LONG-TERM DEBT.”
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. During fiscals 2014, 2013 and 2012, affiliates of Vornado Realty Trust (“Vornado”) and KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties was $8 million in fiscals 2014 and 2013, respectively. During fiscal 2012, the interest amounts paid on such debt and debt securities held by related parties was $6 million.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $5 million, $6 million and $7 million in fiscals 2014, 2013 and 2012, respectively, with respect to 0.7%, 0.9% and 1.0%, respectively, of our operated stores, which include Express stores. Of the aggregate amount paid in fiscals 2014, 2013 and 2012, $2 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries, including us, may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 355 and 372 properties from affiliates of Parent as of January 31, 2015 and February 1, 2014, respectively. SG&A includes lease expense of $286 million, $292 million and $303 million, which includes reimbursement of expenses of $43 million, $43 million and $46 million related to these leases for fiscals 2014, 2013 and 2012, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases.
Other Transactions with TRU Propco I - We are a party to the TRU Propco I Master Lease with TRU Propco I under which we lease properties. For more information, see Note 9 entitled “LEASES.” Under the TRU Propco I Master Lease, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by

TRU Propco I to a third party or an early store closure prior to the expiration of the TRU Propco I Master Lease. Pursuant to the TRU Propco I Master Lease, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For fiscals 2014, 2013 and 2012, SG&A includes $19 million, $13 million and $9 million, respectively, related to expenses associated with store closures.
Related Party Finance Obligations Associated with Capital Projects - In fiscal 2012 we were significantly involved in the construction of a leased store with our affiliate TRU Propco I which included non-standard tenant improvements. As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840 and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of January 31, 2015 and February 1, 2014, we had related party financing obligations of $9 million, respectively. These amounts are included in Other non-current liabilities on our Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the DSA. The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for these services were $5 million in fiscals 2014 and 2013, respectively, and $7 million in fiscal 2012.
In addition, we incurred $13 million in fiscals 2014 and 2013, respectively, and $10 million of service fees in fiscal 2012 which primarily related to fees associated with our China sourcing office. These costs are recorded within SG&A on our Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement - We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. Our affiliates were charged $23 million, $20 million and $19 million in fiscals 2014, 2013 and 2012, respectively. The $19 million charged in fiscal 2012 is gross of a $12 million credit we provided to our affiliates related to an amendment to the existing agreement. These amounts are recorded in Other income, net on our Consolidated Statements of Operations.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy, baby and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $81 million, $93 million and $102 million in fiscals 2014, 2013 and 2012, respectively, which are classified on our Consolidated Statements of Operations as Other revenues.
Dividends Paid to Parent - We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy indebtedness of our Parent or any of its subsidiaries. During fiscal 2014 we paid no dividends to Parent. During fiscals 2013 and 2012, we paid dividends to Parent of $79 million and $129 million, respectively.

Contributions Received from Parent - During fiscal 2014, we received a $32 million non-cash capital contribution from Parent for deferred debt issuance costs associated with amendment and restatement of the credit agreement for our ABL Facility, as well as the Secured Term B-4 Loan and the Tranche A-1 Loan which refinanced a portion of the secured term loan facilities and the Toys-Delaware Secured Notes. For fiscal 2013, no contributions were received from Parent. During fiscal 2012, we received a $2 million non-cash contribution from Parent for deferred debt issuance costs associated with the issuance of the Second Incremental Secured Term Loan.
Stock Compensation Expense - During fiscals 2014, 2013 and 2012, $6 million, $9 million and $7 million, respectively, of total stock-based compensation expense was recognized in SG&A, which excludes less than $1 million for fiscal 2014 and $1 million for fiscals 2013 and 2012, respectively, that is charged to other affiliates for employees on assignment in other locations. Refer to Note 7 entitled “STOCK-BASED COMPENSATION” for further details.
Due from Affiliates, Net - As of January 31, 2015 and February 1, 2014, Due from affiliates, net, primarily consists of receivables from Parent and affiliates of $835 million and $777 million, respectively. During fiscal 2012, we made long-term loans to Parent in the amounts of $175 million and $90 million. In connection with loans to and from Parent, we incur related party interest expense and receive related party interest income.

As of January 31, 2015 and February 1, 2014, $10 million and $7 million, respectively, of receivables from affiliates related primarily to license fees are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of January 31, 2015 and February 1, 2014, the net amount owed to our affiliates was $13 million and $10 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of January 31, 2015 and February 1, 2014, we maintained balances of $376 million and $316 million, respectively, in short-term intercompany loans from Parent. During fiscals 2014, 2013 and 2012, we incurred $5 million, $6 million and $4 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent.

NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS

In April 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-05, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement (“ASU 2015-05”). The FASB issued the amendments in ASU 2015-05 as part of its simplification initiative. Existing GAAP does not include explicit guidance about a customer’s accounting for fees paid in a cloud computing arrangement. The amendments in this ASU provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software licenses element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. As a result of the amendments, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted. An entity can elect to adopt the amendments either (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. For prospective transition, the only disclosure requirements at transition are the nature of and reason for the change in accounting principle, the transition method, and a qualitative description of the financial statement line items affected by the change. For retrospective transition, the disclosure requirements at transition include the requirements for prospective transition and quantitative information about the effects of the accounting change. Management is currently assessing the impact the adoption of ASU 2015-05 will have on our Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). The FASB issued ASU 2015-03 as part of its initiative to reduce complexity in accounting standards. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Under the previous practice, debt issuance costs were recognized as a deferred charge (that is, an asset). This ASU will create consistencies with the guidance in International Financial Reporting Standards as well as the guidance in FASB Concepts Statement No. 6, “Elements of Financial Statements”, which states that debt issuance costs are similar to debt discounts and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted. A reporting entity should apply the amendments on a retrospective basis to all prior periods presented in the financial statements. Other than the revised balance sheet presentation of debt issuance costs from an asset to a deduction from the carrying amount of the debt liability and related disclosures, the adoption of ASU 2015-03 is not expected to have an impact on our Consolidated Financial Statements.
In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). ASU 2015-02 is intended to improve targeted areas of consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. This ASU simplifies consolidation accounting by reducing the number of consolidation models and improves current GAAP by (1) placing more emphasis on risk of loss when determining a controlling financial interest; (2) reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE; and (3) changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted. Entities can transition to the standard either retrospectively or as a cumulative effect adjustment as of the date of adoption. The adoption of ASU 2015-02 is not expected to have an impact on our Consolidated Financial Statements.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items. Under the previous practice, an entity was required to separately classify, present, and disclose extraordinary events and transactions. The FASB issued this ASU as part of its initiative to reduce complexity in accounting standards. This ASU will also align more closely U.S. GAAP income statement presentation guidance with IAS 1, “Presentation of Financial Statements,” which prohibits the presentation and disclosure of extraordinary items. The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted. A reporting entity may either apply the amendments prospectively or retrospectively to all prior periods presented in the financial statements. The adoption of ASU 2015-01 is not expected to have an impact on our Consolidated Financial Statements.
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about a n Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Other than the additional disclosures regarding the Company’s ability to continue as a going concern, the adoption of ASU 2014-15 is not expected to have an impact on our Consolidated Financial Statements.
In June 2014, the FASB issued ASU No. 2014-12, “Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).  ASU 2014-12 provides specific guidance on this Topic, requiring that performance targets that affect vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in ASC Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  This varies from the previous practice, as such provisions were also accounted for as non-vesting restrictions which affect the determination of grant-date fair value and required expense recognition over the requisite service period regardless of whether the performance condition is met.  The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted.  An entity may apply the standards (1) prospectively to all share-based payment awards that are granted or modified on or after the effective date, or (2) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter.  The adoption of ASU 2014-12 is not expected to have an impact on our Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 will have on our Consolidated Financial Statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:
EXECUTIVE OVERVIEW provides an overview of our business.
RESULTS OF OPERATIONS provides an analysis of our financial performance and of our consolidated and segment results of operations for fiscal 2014 compared to fiscal 2013 and fiscal 2013 compared to fiscal 2012. With the exception of fiscal 2012, which included 53 weeks, all other fiscal years presented include 52 weeks.
LIQUIDITY AND CAPITAL RESOURCES provides an overview of our financing, capital expenditures, cash flows and contractual obligations.
CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.
RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2014. This section also refers to Note 16 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

EXECUTIVE OVERVIEW
Our Business
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and baby products in North America as measured by Net sales. Toys “R” Us is recognized as the toy and baby authority. We sell a variety of products in the baby, core toy, entertainment, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the toy and baby retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition.
As of January 31, 2015, we operated 958 stores in the United States, Canada, Puerto Rico and Guam under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. We also provide an integrated shopping format by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof creating a “one-stop shopping” experience for our customers. We call this format a side-by-side (“SBS”) store. SBS stores are a combination of Toys “R” Us stores and Babies “R” Us stores, and may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, SBS stores may also be constructed in a new location and market. Below is a summary of our operated stores under the following formats:

•
397 traditional toy stores, which typically range in size from 20,000 to 50,000 square feet and devote 5,000 square feet to boutique areas for baby products (including 83 Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote an additional 4,000 square feet and 1,000 square feet, respectively, for baby products);

•	270 SBS stores, which typically range in size from 30,000 to 70,000 square feet and devote 20,000 to 40,000 square feet to traditional toy products and 10,000 to 30,000 square feet to baby products;

•	225 baby stores, which typically range in size from 30,000 to 45,000 square feet and devote 3,000 square feet to traditional toy products;

•	63 permanent Express stores, which typically range in size from 2,000 to 7,000 square feet, each with a cumulative lease term of at least two years; and

•
3 flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square - all in New York City), which range in size from 55,000 to 105,000 square feet.

In addition to these stores, during the fiscal 2014 holiday selling season, we operated an additional 176 temporary Express stores in shopping malls, outlet malls and other shopping centers located in high traffic areas. These locations typically range in size from 2,000 to 7,000 square feet, each have a cumulative lease term of less than two years and are not included in our overall store count.
We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as the Internet site we operate in our Canadian market, Toysrus.ca. For fiscals 2014, 2013 and 2012, our consolidated e-commerce business generated total revenues of $1,063 million, $998 million and $991 million, respectively.
We believe we offer our customers the most comprehensive year-round selection of merchandise in the retail toy and baby categories through our “R” Us branded stores and through the Internet. On average, our stores domestically and in Canada (other than Express stores) offer 12,000 and 11,000 items year-round, respectively. Express stores, due to their size, typically carry 2,500 items. We believe that our differentiated product assortment, private label and exclusively licensed product offerings and expert service enable us to command a reputation as the shopping destination for toys and baby products. We seek to differentiate ourselves from our competitors in several key areas, including product selection, product presentation, service, in-store experience and marketing. We are able to provide vendors with a year-round distribution outlet for the broadest assortment of their products. Over the past year, we have commenced the implementation of our strategic plan to improve and strengthen our Toys “R” Us - Domestic (“Domestic”) and Toys “R” Us - Canada (“Canada”) segments over the short-term, while implementing new initiatives which we believe will put the Company on track for profitable growth in the future. We also continue to seek opportunities to optimize our cost structure and enhance efficiencies throughout the organization.
Our customer promise is to provide the broadest selection of products to help kids and babies develop, learn, have fun and be safe; be the easiest place to research and find solutions throughout the journey of parenthood; be the best resource for children’s gift giving occasions; offer fair prices; deliver expert and unique service; and provide customers the ability to shop whenever, wherever and however they want.
For fiscal 2014, we generated Total revenues of $8,455 million, Net loss of $226 million and Adjusted EBITDA of $307 million. For the definition of Adjusted EBITDA, an explanation of why we present it and a description of the limitations of this non-GAAP measure, as well as a reconciliation to Net (loss) earnings, see “Non-GAAP Financial Measure - Adjusted EBITDA” below.
Our Business Segments
Our business has two reportable segments: Domestic and Canada. See Note 11 to our Consolidated Financial Statements entitled “SEGMENTS” for our segments’ financial results. The following is a brief description of our segments:

•
Domestic - Our Domestic segment sells a variety of products in the baby, core toy, entertainment, learning and seasonal categories through 872 stores that operate in 49 states in the United States, Puerto Rico and Guam, and through the Internet. Domestic Total revenues in fiscal 2014 were derived from 370 traditional toy stores (including 78 BRU Express and Juvenile Expansion formats), 225 baby stores, 214 SBS stores, 60 permanent Express stores (with cumulative lease terms of at least two years) and our three flagship stores in New York City. Additionally, we generated Total revenues through our temporary Express store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees. Domestic Total revenues were $7,621 million for fiscal 2014, which accounts for 90% of our consolidated Total revenues.

•
Canada - Our Canada segment sells a variety of products in the baby, core toy, entertainment, learning and seasonal categories through 86 stores and through the Internet. Canada Total revenues in fiscal 2014 were derived from 56 SBS stores, 27 traditional toy stores (including five BRU Express formats) and three permanent Express stores (with cumulative lease terms of at least two years). Additionally, we generated Total revenues through our temporary Express store locations. Canada Total revenues were $834 million for fiscal 2014, which accounts for 10% of our consolidated Total revenues.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•
Liquidity and capital requirements - Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If financing is not available, it could have a significant negative effect on our business.

•
E-commerce opportunities - The success and expansion of our e-commerce business depends on our ability to provide quality service to our customers and if we are not able to provide such services, our operating results may be materially adversely affected. We are vulnerable to competitive pressures from the growing e-commerce activity in our market, such as price transparency, alternative distribution of video games and subscription models for commodities.

•
Seasonality - Our business is highly seasonal with a substantial portion of our sales and operating earnings generated in the fourth quarter, with the exception of the fourth quarter of fiscal 2013, which resulted in a net loss primarily due to certain non-cash charges. During fiscals 2014, 2013 and 2012, 41%, 42% and 43%, respectively, of the Total revenues from our business were generated in the fourth quarter.

•
Increased competition - Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, price, quality, availability, advertising and promotion, convenience or store location, safety, customer support and service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, national and local discount stores, consumer electronics retailers, supermarkets and warehouse clubs, local retailers in the markets we serve and Internet and catalog businesses.

RESULTS OF OPERATIONS
Financial Performance
As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2014, 2013 and 2012:

	Fiscal Years Ended
($ In millions)	January 31, 2015	February 1, 2014	February 2, 2013
Total revenues	$8,455	$8,628	$9,194
Gross margin	2,969	2,937	3,349
Gross margin as a percentage of Total revenues	35.1%	34.0%	36.4%
Selling, general and administrative expenses	$2,818	$2,892	$2,838
Selling, general and administrative expenses as a percentage of Total revenues	33.3%	33.5%	30.9%
Net (loss) earnings	$(226)	$(653)	$87
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$307	$267	$622

(1)	For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to Net (loss) earnings, see “Non-GAAP Financial Measure - Adjusted EBITDA” below.
Total revenues decreased by $173 million in fiscal 2014 compared to fiscal 2013. Foreign currency translation decreased Total revenues by $62 million. Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decrease in comparable store net sales. Partially offsetting the decrease in Total revenues was an increase in net sales from new SBS stores within our Canada segment.
Gross margin, as a percentage of Total revenues, increased by 1.1 percentage points in fiscal 2014 compared to fiscal 2013 primarily as a result of overall margin improvements across all categories in our Domestic segment, mainly attributable to promotional efficiencies and an inventory write-down of $51 million recorded within our Domestic segment in fiscal 2013. Partially offsetting the increase in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment. Foreign currency translation decreased Gross margin by $23 million.
Selling, general and administrative expenses (“SG&A”) decreased by $74 million in fiscal 2014 compared to fiscal 2013. Foreign currency translation decreased SG&A by $17 million. Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decline in advertising and promotional expenses, lower store payroll expense, favorable legal and property insurance claim settlements and a decrease in litigation expense related to the prior year adverse liability judgment. These decreases were partially offset by an increase in annual bonus.
Net loss decreased by $427 million in fiscal 2014 compared to fiscal 2013. The decrease was primarily due to a goodwill impairment charge of $361 million in fiscal 2013, a decrease in SG&A and an increase in Gross margin, partially offset by an increase in Interest expense.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Permanent Express stores that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and online, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly, and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
 The following table discloses the change in our comparable store net sales for the fiscal years ended January 31, 2015, February 1, 2014 and February 2, 2013:

	Fiscal Years Ended
	January 31, 2015 (1)	February 1, 2014 (1)		February 2, 2013 (1)
Domestic	(1.0)%	(5.2)%	(2)	(3.5)%	(2)
Canada	(0.2)%	(2.2)%		1.1%
Toys “R” Us - Delaware	(0.9)%	(4.9)%		(3.0)%

(1)
Our reporting period for fiscals 2014 and 2013 includes 52 weeks compared to 53 weeks for fiscal 2012. Therefore, comparable store net sales for fiscal 2012 has been adjusted by one week as compared to Total revenues.

(2)	Excludes the effect of an immaterial out of period adjustment. Previously reported Domestic comparable store net sales were (5.0)% for fiscal 2013. Fiscal 2012 remains unchanged.

Percentage of Total Revenues by Product Category

	Fiscal Years Ended
	January 31, 2015	February 1, 2014	February 2, 2013
Baby	36.8%	36.3%	36.4%
Core Toy	17.4%	16.3%	16.1%
Entertainment	9.8%	10.9%	11.4%
Learning	23.0%	23.2%	22.8%
Seasonal	11.4%	11.4%	11.4%
Other (1)	1.6%	1.9%	1.9%
Total	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing fees from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

		Fiscal 2014
	February 1, 2014	Opened	Closed (4)	Conversions		Relocations		January 31, 2015
Domestic:
Standalone stores (1)(3)	659	33	(34)	—		—		658
Side-by-side stores	214	—	—	—		—		214
Total Domestic	873	33	(34)	—		—		872

Canada:
Standalone stores (2)(3)	45	2	(17)	—		—		30
Side-by-side stores	54	2	—	—		—		56
Total Canada	99	4	(17)	—		—		86
Total Operated (3)	972	37	(51)	—		—		958

		Fiscal 2013
	February 2, 2013	Opened	Closed (4)	Conversions		Relocations		February 1, 2014
Domestic:
Standalone stores (1)(3)	671	9	(10)	(2)		(9)		659
Side-by-side stores	204	2	—	1		7		214
Total Domestic	875	11	(10)	(1)	(5)	(2)	(6)	873

Canada:
Standalone stores (2)(3)	49	5	(9)	—		—		45
Side-by-side stores	48	6	—	—		—		54
Total Canada	97	11	(9)	—		—		99
Total Operated (3)	972	22	(19)	(1)		(2)		972

(1)
Store count as of January 31, 2015 includes 294 Toys “R” Us (“TRU”) stores, 226 Babies “R” Us (“BRU”) stores, 214 SBS stores, 58 Juvenile Expansions, 20 BRU Express stores and 60 permanent Express stores (with cumulative lease terms of at least two years). Store count as of February 1, 2014 included 305 TRU stores, 233 BRU stores, 214 SBS stores, 59 Juvenile Expansions, 20 BRU Express stores and 42 permanent Express stores. Store count as of February 2, 2013 included 312 TRU stores, 240 BRU stores, 204 SBS stores, 62 Juvenile Expansions, 21 BRU Express stores and 36 permanent Express stores.

(2)
Store count as of January 31, 2015 includes 56 SBS stores, 22 TRU stores, five BRU Express stores and three permanent Express stores. Store count as of February 1, 2014 included 54 SBS stores, 22 TRU stores, five BRU Express stores and 18 permanent Express stores. Store count as of February 2, 2013 included 48 SBS stores, 21 TRU stores, five BRU Express stores and 23 permanent Express stores (with cumulative lease terms of at least two years).

(3)
There were 32 Domestic and one Canada Express store open as of January 31, 2015, 47 Domestic and five Canada Express stores open as of February 1, 2014 and 48 Domestic and 13 Canada Express stores open as of February 2, 2013. These stores were not included in our overall store count within our Domestic and Canada segments and are considered temporary as they have a cumulative lease term of less than two years.

(4)	Excludes stores closed as a result of conversions and relocations.

(5)	The one conversion in fiscal 2013 was accompanied by multiple store closings.

(6)	Of the seven relocations in fiscal 2013, two were accompanied by multiple store closings.

Fiscal 2014 Compared to Fiscal 2013

Net Loss

(In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$(226)	$(653)	$427
Net loss decreased by $427 million to $226 million in fiscal 2014 compared to $653 million in fiscal 2013. The decrease in Net loss was primarily due to a $361 million goodwill impairment charge in fiscal 2013 associated with our Toys-Domestic reporting unit, a decrease in SG&A of $74 million and an increase in Gross margin of $32 million, partially offset by an increase in Interest expense of $36 million.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2014	Fiscal 2013	$ Change	% Change	Fiscal 2014	Fiscal 2013
Domestic	$7,621	$7,745	$(124)	(1.6)%	90.1%	89.8%
Canada	834	883	(49)	(5.5)%	9.9%	10.2%
Toys “R” Us - Delaware	$8,455	$8,628	$(173)	(2.0)%	100.0%	100.0%
Total revenues decreased by $173 million or 2.0%, to $8,455 million in fiscal 2014, compared to $8,628 million in fiscal 2013. Total revenues for fiscal 2014 included the impact of foreign currency translation which decreased Total revenues by $62 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2014 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions. Partially offsetting the decrease in Total revenues was an increase in net sales from new SBS stores within our Canada segment.
Total revenues for fiscals 2014 and 2013 included $81 million and $93 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $124 million or 1.6%, to $7,621 million in fiscal 2014, compared to $7,745 million in fiscal 2013. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 1.0%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment, learning and seasonal categories. The decrease in our entertainment category was primarily due to decreased sales of video game software, portable electronics and video game systems. The decrease in our learning category was primarily due to decreased sales of educational electronics and creative activity products, partially offset by increased sales of construction toys. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. Partially offsetting these decreases was an increase in our core toy category primarily as a result of increased sales of girls’ role play products and accessories.
Canada
Total revenues for the Canada segment decreased by $49 million or 5.5%, to $834 million in fiscal 2014, compared to $883 million in fiscal 2013. Excluding a $62 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new SBS stores. Partially offsetting this increase was a decrease in comparable store net sales of 0.2%.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and learning categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and accessories. The decrease in our learning category was primarily due to decreased sales of educational products, including electronics and preschool toys, partially offset by increased sales of construction toys. Partially offsetting these decreases were increases in our baby product and seasonal categories. The increase in our baby product category was primarily due to increased sales of baby gear. The increase in our seasonal category was primarily due to increased sales of outdoor products.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
Gross Margin

				Percentage of Total revenues
($ In millions)	Fiscal 2014	Fiscal 2013	$ Change	Fiscal 2014	Fiscal 2013	Change
Domestic	$2,659	$2,597	$62	34.9%	33.5%	1.4%
Canada	310	340	(30)	37.2%	38.5%	(1.3)%
Toys “R” Us - Delaware	$2,969	$2,937	$32	35.1%	34.0%	1.1%
Gross margin increased by $32 million to $2,969 million in fiscal 2014, compared to $2,937 million in fiscal 2013. Foreign currency translation decreased Gross margin by $23 million.
Gross margin, as a percentage of Total revenues, increased by 1.1 percentage points in fiscal 2014 compared to fiscal 2013. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of overall margin improvements across all categories in our Domestic segment, mainly attributable to promotional efficiencies (reduction in the depth and breadth of promotions). Additionally contributing to the increase in Gross margin was an inventory write-down of $51 million recorded within our Domestic segment in fiscal 2013. Partially offsetting the increase in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment.
Domestic
Gross margin increased by $62 million to $2,659 million in fiscal 2014, compared to $2,597 million in fiscal 2013. Gross margin, as a percentage of Total revenues, increased by 1.4 percentage points in fiscal 2014 compared to fiscal 2013.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from overall margin improvements predominantly in our entertainment, baby product and core toy categories due to promotional efficiencies (reduction in the depth and breadth of promotions). Additionally contributing to the increase in Gross margin was an inventory write-down of $51 million recorded in fiscal 2013.
Canada
Gross margin decreased by $30 million to $310 million in fiscal 2014, compared to $340 million in fiscal 2013. Foreign currency translation decreased Gross margin by $23 million. Gross margin, as a percentage of Total revenues, decreased by 1.3 percentage points in fiscal 2014 compared to fiscal 2013.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines, predominantly in our learning, baby product and core toy categories.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	Fiscal 2014	Fiscal 2013
Payroll and related benefits (1)	42.9%	41.3%
Occupancy costs (2)	29.8%	29.5%
Advertising and promotional expenses	10.0%	11.2%
Professional fees	3.9%	3.5%
Transaction fees (3)	3.4%	3.8%
Other (4)	10.0%	10.7%
Total	100%	100%

(1)	Excluding the increase of the annual bonus, total expense dollars for payroll and related benefits declined in fiscal 2014 as compared to the prior year.

(2)	Fiscal 2014 includes property insurance claim settlements noted below.

(3)	Primarily consists of credit card fees, which includes the fiscal 2014 Visa and MasterCard settlement.

(4)	Includes costs related to transporting merchandise from distribution centers to stores, store related supplies and signage, website hosting and other corporate-related expenses.

				Percentage of Total revenues
($ In millions)	Fiscal 2014	Fiscal 2013	$ Change	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$2,818	$2,892	$(74)	33.3%	33.5%	(0.2)%
SG&A decreased by $74 million to $2,818 million in fiscal 2014, compared to $2,892 million in fiscal 2013. Foreign currency translation decreased SG&A by $17 million. As a percentage of Total revenues, SG&A decreased by 0.2 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $41 million decline in advertising and promotional expenses, $29 million of lower store payroll expense, favorable legal and property insurance claim settlements of $21 million and a $20 million decrease in litigation expense related to the prior year adverse liability judgment. These decreases were partially offset by a $46 million increase in annual bonus.
Refer to Note 13 to our Consolidated Financial Statements entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details on the legal proceedings mentioned above.

Depreciation and Amortization

(In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$252	$252	$—
Depreciation and amortization of $252 million in fiscal 2014 remained consistent with the prior year.

Goodwill Impairment

(In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$—	$361	$(361)
We had no Goodwill impairment for fiscal 2014. The amount recorded in fiscal 2013 was comprised of $361 million related to our Toys-Domestic reporting unit.
Refer to the “CRITICAL ACCOUNTING POLICIES” section below and Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	information technology and administrative support services income;

•	foreign exchange gains and losses;

•	impairment of long-lived assets;

•	management service fees income;

•	net gains on sales of properties; and

•	other operating income and expenses.

(In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$79	$79	$—
Other income, net of $79 million in fiscal 2014 remained consistent with the prior year.
Refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$275	$239	$36
Interest expense increased by $36 million to $275 million in fiscal 2014, compared to $239 million in fiscal 2013. The increase was primarily due to the current year extinguishment of the Secured term loan facility and the 7.375% senior secured notes due fiscal 2016, and portions of the Incremental secured term loan facility and Second incremental secured term loan facility, resulting in $35 million of incremental expense, composed of the write-off of portions of unamortized deferred debt issuance costs and original issue discount, and a redemption premium of $6 million on the 7.375% senior secured notes due fiscal 2016.
As a result of the third quarter of fiscal 2014 refinancing of a portion of the secured term loan facilities and the 7.375% senior secured notes due fiscal 2016 with the tranche of term loans in an aggregate principal amount of $1,026 million due fiscal 2020 (the “Secured Term B-4 Loan”) and the tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”), we expect that our annual Interest expense will increase primarily due to a higher rate of interest on the new financing.

Interest Income

(In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$78	$66	$12
Interest income increased by $12 million to $78 million in fiscal 2014, compared to $66 million in fiscal 2013. The increase was primarily due to an increase in interest income on loans receivable from Parent. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

Income Tax Expense (Benefit)

($ In millions)	Fiscal 2014	Fiscal 2013	Change
Toys “R” Us - Delaware	$7	$(9)	$16
Effective tax rate	(3.2)%	1.4%	(4.6)%
Income tax expense (benefit) changed from a benefit of $9 million in fiscal 2013 to an expense of $7 million in fiscal 2014. The $16 million change was primarily due to not benefitting 2014 pre-tax losses. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Fiscal 2013 Compared to Fiscal 2012

Net (Loss) Earnings

(In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$(653)	$87	$(740)
Net loss was $653 million in fiscal 2013, compared to Net earnings of $87 million in fiscal 2012, a change of $740 million. The Net loss was primarily due to a decrease in Gross margin dollars of $412 million and a $361 million goodwill impairment associated with our Toys-Domestic reporting unit.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2013	Fiscal 2012	$ Change	% Change	Fiscal 2013	Fiscal 2012
Domestic	$7,745	$8,266	$(521)	(6.3)%	89.8%	89.9%
Canada	883	928	(45)	(4.8)%	10.2%	10.1%
Toys “R” Us - Delaware	$8,628	$9,194	$(566)	(6.2)%	100.0%	100.0%
Total revenues decreased by $566 million or 6.2%, to $8,628 million in fiscal 2013, compared to $9,194 million in fiscal 2012. Total revenues for fiscal 2013 included the impact of foreign currency translation which decreased Total revenues by $41 million. Our reporting period for fiscal 2013 included 52 weeks compared to 53 weeks for fiscal 2012, which included an additional week of Total revenues of $106 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2013 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions and lower average transaction amounts. Partially offsetting the decline in Total revenues was an increase in net sales from new locations within our Canada segment.
Total revenues for fiscals 2013 and 2012 included $93 million and $102 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $521 million or 6.3%, to $7,745 million in fiscal 2013, compared to $8,266 million in fiscal 2012. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 5.2%. Our reporting period for fiscal 2013 included 52 weeks compared to 53 weeks for fiscal 2012, which included an additional week of Total revenues of $96 million.
The decrease in comparable store net sales resulted primarily from decreases in our baby product, entertainment and learning categories. The decrease in our baby product category was predominantly due to decreased sales of infant care products. The decrease in our entertainment category was primarily due to decreased sales of video game software. The decrease in our learning category was primarily due to decreased sales of educational electronics and construction toys.
Canada
Total revenues for the Canada segment decreased by $45 million or 4.8%, to $883 million in fiscal 2013, compared to $928 million in fiscal 2012. Excluding a $41 million decrease in Total revenues due to foreign currency translation, Canada Total revenues decreased primarily as a result of a decrease in comparable store net sales of 2.2%. Partially offsetting this decrease was an increase in net sales from new locations. Our reporting period for fiscal 2013 included 52 weeks compared to 53 weeks for fiscal 2012, which included an additional week of Total revenues of $10 million.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and learning categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our learning category was primarily due to decreased sales of educational electronics.

Gross Margin

				Percentage of Total revenues
($ In millions)	Fiscal 2013	Fiscal 2012	$ Change	Fiscal 2013	Fiscal 2012	Change
Domestic	$2,597	$3,003	$(406)	33.5%	36.3%	(2.8)%
Canada	340	346	(6)	38.5%	37.3%	1.2%
Toys “R” Us - Delaware	$2,937	$3,349	$(412)	34.0%	36.4%	(2.4)%
Gross margin decreased by $412 million to $2,937 million in fiscal 2013, compared to $3,349 million in fiscal 2012. Foreign currency translation decreased Gross margin by $15 million. Gross margin, as a percentage of Total revenues, decreased by 2.4 percentage points in fiscal 2013 compared to fiscal 2012. Gross margin, as a percentage of Total revenues, was primarily impacted by margin rate declines across all Domestic categories due in part to our competitive pricing strategy and to our inventory clearance efforts, as well as an inventory write-down recorded within our Domestic segment. Partially offsetting these decreases were improvements in margin rates across all Canada categories and improvements in sales mix away from lower margin products within our Domestic and Canada segments, predominantly in our entertainment category.
Domestic
Gross margin decreased by $406 million to $2,597 million in fiscal 2013, compared to $3,003 million in fiscal 2012. Gross margin, as a percentage of Total revenues, decreased by 2.8 percentage points in fiscal 2013 compared to fiscal 2012.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines across all categories due in part to our competitive pricing strategy and to our inventory clearance efforts, as well as an inventory write-down of excess and obsolete inventory. Partially offsetting these decreases were improvements in sales mix away from lower margin products, predominantly in our entertainment category.
Canada
Gross margin decreased by $6 million to $340 million in fiscal 2013, compared to $346 million in fiscal 2012. Foreign currency translation decreased Gross margin by $15 million. Gross margin, as a percentage of Total revenues, increased by 1.2 percentage points in fiscal 2013 compared to fiscal 2012.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in margin rates across all categories. Additionally contributing to the increase in Gross margin, as a percentage of Total revenues, were improvements in sales mix away from lower margin products, predominantly in our entertainment category.

Selling, General and Administrative Expenses

				Percentage of Total revenues
($ In millions)	Fiscal 2013	Fiscal 2012	$ Change	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$2,892	$2,838	$54	33.5%	30.9%	2.6%
SG&A increased by $54 million to $2,892 million in fiscal 2013, compared to $2,838 million in fiscal 2012. Foreign currency translation decreased SG&A by $11 million. As a percentage of Total revenues, SG&A increased by 2.6 percentage points.
Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to a $20 million increase in litigation expense related to the judgment in the Aleo case. Additionally contributing to the increase in SG&A was an additional $17 million of accrued vacation expense resulting from a prior period correction, and a $13 million increase in professional fees primarily associated with improvements in guest services.

Depreciation and Amortization

(In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$252	$255	$(3)
Depreciation and amortization decreased by $3 million to $252 million in fiscal 2013, compared to $255 million in fiscal 2012. The decrease was primarily due to assets that were fully depreciated in fiscal 2013.

Goodwill Impairment

(In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$361	$—	$361
Goodwill impairment was $361 million in fiscal 2013 and related to our Toys-Domestic reporting unit.

Other Income, Net

(In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$79	$66	$13
Other income, net increased by $13 million to $79 million in fiscal 2013, compared to $66 million in fiscal 2012. The increase was primarily due to the fiscal 2012 decline in income from our affiliates as a result of the $12 million credit related to an amendment to the information technology and administration support services agreement.

Interest Expense

(In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$239	$236	$3
Interest expense increased by $3 million to $239 million in fiscal 2013, compared to $236 million in fiscal 2012. The increase was primarily due to a change of $5 million in ineffectiveness associated with our fair value hedge on the $350 million 7.375% senior secured notes due fiscal 2016.

Interest Income

(In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$66	$52	$14
Interest income increased by $14 million to $66 million in fiscal 2013, compared to $52 million in fiscal 2012. The increase was primarily due to the issuance of two loans in the aggregate amount of $265 million made to Parent in the second quarter of fiscal 2012.

Income Tax (Benefit) Expense

($ In millions)	Fiscal 2013	Fiscal 2012	Change
Toys “R” Us - Delaware	$(9)	$51	$(60)
Effective tax rate	1.4%	37.0%	(35.6)%
Income tax (benefit) expense changed from an expense of $51 million in fiscal 2012 to a $9 million benefit in fiscal 2013. The $60 million change was primarily due to the decrease in pre-tax earnings offset by an increase in our valuation allowance. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net (loss) earnings to EBITDA and Adjusted EBITDA is as follows:

(In millions)	Fiscal 2014	Fiscal 2013	Fiscal 2012
Net (loss) earnings	$(226)	$(653)	$87

Add:
Income tax expense (benefit)	7	(9)	51
Interest expense, net	197	173	184
Depreciation and amortization	252	252	255
EBITDA	230	(237)	577

Adjustments:
Store closure costs (a)	22	13	16
Sponsors’ management and advisory fees (b)	17	15	15
Compensation expense (c)	14	4	1
Certain accounting transaction costs (d)	13	—	—
Severance (a)	13	3	3
Obsolete inventory clearance (e)	9	51	—
Impairment of long-lived assets (f)	7	20	8
Property losses, net of insurance recoveries (g)	(9)	—	3
Litigation (h)	(8)	23	—
Net gains on sales of properties (i)	(1)	(2)	(3)
Goodwill impairment (j)	—	361	—
Prior period adjustments (k)	—	16	—
Restructuring (l)	—	—	2
Adjusted EBITDA (m)	$307	$267	$622

(a)
Represents severance and store closure costs, net of lease surrender payments. Commencing in fiscal 2014, we have revised our definition of Adjusted EBITDA to include non-officers' severance and lease surrender payments. We have therefore revised our prior periods’ Adjusted EBITDA.

(b)
Represents fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement. In fiscal 2014, the advisory agreement was amended in order to reduce the advisory fees to $17 million, plus out-of-pocket expenses, for fiscal 2014 and each year thereafter. See Note 15 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

(c)
Represents the incremental compensation expense related to certain one-time awards and modifications (net of forfeitures of certain officers’ awards), the fair market value re-measurement of existing liability awards and the repurchase of awards by our Parent upon termination. Commencing in fiscal 2014, we have revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers’ awards and have therefore revised our prior periods’ Adjusted EBITDA.

(d)
Fiscal 2014 primarily represents the unrealized loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 Loan attributed to Canada and other transaction costs. See Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

(e)
Represents the incremental expense related to the write-down of excess and obsolete inventory. Commencing in fiscal 2014, we have revised our definition of Adjusted EBITDA to include third party fees associated with our clearance efforts.

(f)
Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores. See Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 4 to our Consolidated Financial Statements entitled “FAIR VALUE MEASUREMENTS” for further details.

(g)	Represents property losses, the write-off of damaged assets and repairs from a hurricane that hit the east coast of the United States, net of insurance claims recognized.

(h)	Represents certain litigation expenses and settlements recorded for legal matters. See Note 13 to our Consolidated Financial Statements entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

(i)	Represents the sales of properties. See Note 5 to our Consolidated Financial Statements entitled “PROPERTY AND EQUIPMENT” for further details.

(j)
Represents the impairment of goodwill associated with our Toys-Domestic reporting unit. Refer to “CRITICAL ACCOUNTING POLICIES” within Item 2 entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for further details.

(k)
Represents a non-cash cumulative correction of prior period accrued vacation accounting in fiscal 2013, partially offset by the non-cash cumulative correction of accounting for dotcom prior period sales.

(l)
Restructuring and other charges consist primarily of costs incurred from the Company’s 2003 and 2005 restructuring initiatives. The additional charges are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

(m)
Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, goodwill and asset impairment charges, restructuring charges, severance, impact of litigation, prior period adjustments, store closure costs, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

LIQUIDITY AND CAPITAL RESOURCES
Overview
As of January 31, 2015, we were in compliance with all of the covenants related to our outstanding debt. On March 21, 2014, we amended and restated the credit agreement for our $1,850 million secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1,850 million of revolving commitments. At January 31, 2015, under the ABL Facility, we had no outstanding borrowings, a total of $99 million of outstanding letters of credit and excess availability of $973 million. We are also subject to a minimum excess availability covenant of $125 million, with remaining availability of $848 million in excess of the covenant.
We are dependent on borrowings to support our working capital needs, capital expenditures and to service debt. As of January 31, 2015, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. For fiscal 2014, peak borrowings under our ABL Facility amounted to $852 million, with remaining availability under the ABL Facility of $707 million in excess of the covenant.

In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of January 31, 2015 and February 1, 2014, we had outstanding balances of $376 million and $316 million, respectively, in short-term intercompany loans from Parent.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or any of its subsidiaries.
Although we believe that cash generated from operations along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and maintaining existing stores, as well as improving and enhancing our e-commerce and other information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for each of the past three fiscal years:

(In millions)	Fiscal 2014	Fiscal 2013	Fiscal 2012
Information technology	$66	$46	$50
Maintenance (1)	32	18	23
Distribution centers	19	14	17
New stores (2)	6	39	46
Conversion projects (3)	—	12	40
Other store-related projects (4)	13	41	33
Total capital expenditures	$136	$170	$209

(1)	Includes maintenance for existing stores, including expenditures related to the “Clean and Bright” initiative carried out in fiscal 2014.

(2)	Includes single format stores (including Express stores) as well as SBS relocations.

(3)	Primarily includes SBS conversions as well as other juvenile integration remodels.

(4)	Includes store updates and projects other than conversions.

Cash Flows

(In millions)	Fiscal 2014	Fiscal 2013	Fiscal 2012
Net cash provided by operating activities	$87	$92	$524
Net cash used in investing activities	(132)	(158)	(459)
Net cash (used in) provided by financing activities	(83)	150	(27)
Effect of exchange rate changes on Cash and cash equivalents	(6)	(16)	—
Net (decrease) increase during period in Cash and cash equivalents	$(134)	$68	$38

Cash Flows Provided by Operating Activities
Net cash provided by operating activities for fiscal 2014 was $87 million, a decrease of $5 million compared to fiscal 2013. The decrease in Net cash provided by operating activities was principally the result of an increase in vendor payments due to timing, partially offset by improved operating performance.
Net cash provided by operating activities for fiscal 2013 was $92 million, a decrease of $432 million compared to fiscal 2012. The decrease in Net cash provided by operating activities was principally the result of a fiscal 2013 Net loss due to a decline in Total revenues.

Cash Flows Used in Investing Activities
Net cash used in investing activities for fiscal 2014 was $132 million, a decrease of $26 million compared to fiscal 2013. The decrease in Net cash used in investing activities was primarily the result of a $34 million reduction in capital expenditures in fiscal 2014, partially offset by a $9 million decrease in proceeds received from sales of fixed assets compared to prior year.
Net cash used in investing activities for fiscal 2013 was $158 million, a decrease of $301 million compared to fiscal 2012. The decrease in Net cash used in investing activities was primarily the result of $265 million in loans made to our Parent during fiscal 2012, as well as a $39 million reduction in capital expenditures in fiscal 2013.

Cash Flows (Used in) Provided by Financing Activities
Net cash used in financing activities was $83 million for fiscal 2014, compared to net cash provided by financing activities of $150 million for fiscal 2013. The change in financing activities was primarily due to a $234 million decrease in net short-term borrowings from Parent, a $44 million increase in third party net long-term debt repayments and a $34 million increase in capitalized debt issuance costs, partially offset by a $79 million decline in Dividends paid to Parent. Refer to Note 2 to our Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details.
Net cash provided by financing activities was $150 million for fiscal 2013, compared to net cash used in financing activities of $27 million for fiscal 2012. The change in financing activities was primarily due to an increase of $396 million in net short-term borrowings from Parent and a $50 million decline in Dividends paid to Parent, partially offset by a decrease of $272 million in third party net long-term debt borrowings.

Debt
Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our ability to incur certain additional indebtedness, pay dividends, make restricted payments or certain investments, create or permit liens on assets, sell assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. As of January 31, 2015, we did not have any net assets subject to such restrictions.
Certain of our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true, breach of covenants and certain insolvency events. If an event of default occurs and is continuing under these agreements, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. As of January 31, 2015, we had total indebtedness of $2,405 million, of which $2,203 million was secured indebtedness. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and our and our Parent’s indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our covenants relating to our debt. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details regarding our debt and any of the transactions described below.
During fiscal 2014, the following events occurred with respect to our debt structure:

•
On October 24, 2014, we amended the credit agreement for our secured term loan facilities to provide for, among other things, the new Secured Term B-4 Loan. Additionally, we amended the credit agreement for the ABL Facility to provide for, among other things, the Tranche A-1 Loan. The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the 7.375% senior secured notes due fiscal 2016, plus accrued interest, premiums and fees. The Tranche A-1 Loan has a springing maturity date if our term loans due fiscal 2018 are not repaid 30 days prior to maturity.

•
On March 21, 2014, we and certain of our subsidiaries amended and restated the credit agreement for the ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1,850 million of revolving commitments, and permits us to request an increase in commitments by up to $1,150 million, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2018 are not repaid 30 days prior to maturity.
We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time, acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 15 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS.”

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. The following table summarizes our contractual obligations as of January 31, 2015, except as noted below:

	Payments Due By Period
(In millions)	Fiscal 2015	Fiscals 2016 & 2017	Fiscals 2018 & 2019	Fiscals 2020 and thereafter	Total
Operating leases (1)(2)	$445	$744	$571	$1,721	$3,481
Less: sub-leases to third parties	11	17	13	17	58
Net operating lease obligations	434	727	558	1,704	3,423
Capital leases and financing obligations (3)	31	53	46	93	223
Long-term debt (4)(5)	17	759	483	996	2,255
Interest payments (3)(5)(6)(7)	208	413	254	26	901
Purchase obligations (8)	864	—	—	—	864
Other (9)	123	123	36	25	307
Total contractual obligations (10)	$1,677	$2,075	$1,377	$2,844	$7,973

(1)
Excluded from third party gross minimum rentals are $802 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2020 and thereafter. As the Company is an indirect parent of Toys “R” Us Property Company II, LLC (“TRU Propco II”), rent payments under the master lease agreement between TRU Propco II as landlord and us as tenant are eliminated in consolidation.

(2)
Related party gross minimum rentals for straight lease locations are based on the initial or current contractual term of our affiliates’ respective underlying third party leases and for owned locations are based on the master lease term. Excluded from related party gross minimum rentals are $820 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2020 and thereafter.

(3)	Included in Capital leases and financing obligations displayed above is $21 million of interest.

(4)	Excludes finance obligations associated with capital projects and capital lease obligations, which are included in “Capital leases and financing obligations.”

(5)
Excludes Short-term borrowings from Parent of $376 million and related interest payments. See Note 15 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

(6)	In an effort to manage interest rate exposure, we periodically enter into interest rate swaps and interest rate caps. Interest payments presented are net of interest rate swaps or caps.

(7)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility in fiscal 2014.

(8)
Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our Consolidated Balance Sheet as of January 31, 2015.

(9)	Includes service contract obligations, risk management liabilities and other contractual commitments.

(10)
The above table does not reflect liabilities for uncertain tax positions of $13 million, which are included in Other non- current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments.

Obligations under our operating leases and capital leases in the above table do not include real estate taxes, maintenance and insurance, or contingent rent. The following table presents these amounts which were recorded in SG&A in our Consolidated Statements of Operations for fiscals 2014, 2013 and 2012:

(In millions)	Fiscal 2014	Fiscal 2013	Fiscal 2012
Real estate taxes	$58	$57	$54
Maintenance and insurance	41	39	40
Contingent rent	2	2	3
Total	$101	$98	$97

CRITICAL ACCOUNTING POLICIES
Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.
We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.
Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods. In fiscal 2013, we wrote down an incremental $51 million of excess and obsolete inventory as a result of specific identification.
Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Our reserve for merchandise inventories was $36 million and $85 million as of January 31, 2015 and February 1, 2014, respectively. The reserve as of February 1, 2014 included an incremental write down of $51 million of excess and obsolete inventory as a result of specific identification. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve, excluding the impact of our specific item reserves, would have impacted pre-tax earnings by $2 million for fiscal 2014.
Long-lived Asset Impairment
We evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with Accounting Standards Codification (“ASC”) Topic 360 “Property, Plant and Equipment”. Events or circumstances that might warrant an impairment review include, among other things, material declines in operational performance, other than temporary significant adverse market conditions and significant changes or planned changes in our use of assets, including store relocation, store closure and property sales. When evaluating operating stores for impairment, our asset group is at an individual store level, as that is the lowest level for which cash flows are identifiable. Cash flows for individual operating stores include an allocation of applicable overhead. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.
In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability require estimating such factors as sales growth, inflation and the overall economic conditions. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of the asset using a valuation method such as discounted cash flow or a relative, market-based approach.
In fiscal 2014, 2013 and 2012, we recorded $7 million, $20 million and $8 million, respectively, of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores, property sales and a decrease in real estate market values.
Goodwill Impairment
In fiscal 2013, we decided to change our annual goodwill impairment testing date from the first day of the fourth quarter (or the first day of the tenth fiscal month) to the last day of the eleventh fiscal month of each fiscal year, which is shortly after the holiday season. The change is preferable as it aligns the timing of the annual impairment test with the timing of the Company’s annual strategic planning process, which will now encompass actual holiday season results, given the later testing date. Goodwill is evaluated for impairment annually as of the last day of the eleventh fiscal month or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might warrant an interim evaluation include, among other things, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.
In preparing a qualitative analysis for each of our reporting units, we assess events and circumstances that may impact the fair value and the carrying amount of each reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. For each reporting unit, we compare its current carrying value as of the testing date to its most recent fair value. Based upon the differential noted, we may decide to perform the first step of the quantitative impairment test or to continue with the qualitative assessment by analyzing whether changes in the business and/or operating environment have occurred since the most recent fair value obtained that may impact this relationship. This assessment includes, but is not limited to, the identification of macroeconomic conditions, industry and market considerations that currently impact the reporting unit’s operating environment, as well as cost factors, overall financial performance including actual and projected operating results, and peer group share price trends. We examine the positive and negative influences of each relevant factor on the reporting unit’s fair value and qualitatively assess the impact that such factors (when considered both individually and in the aggregate) would have on a reporting unit’s fair value since the last full valuation was performed. If, after assessing the totality of events or circumstances, we determine that the potential impact of the positive and negative factors do not indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we will conclude that goodwill is not impaired and performance of the two-step quantitative impairment test is not required.
For the two-step quantitative goodwill impairment test, we compare the current carrying value of the reporting unit to its current fair value to determine whether there is an indication of impairment. First, we determine the current fair value of the reporting unit by blending results from the market and income approaches. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly-traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing (both from a qualitative and quantitative perspective) based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting unit. The outcome of the market and income approaches are heavily dependent upon the aforementioned projections. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit’s goodwill as compared to its carrying value to determine the appropriate impairment charge, if any. To calculate the implied fair value of goodwill the Company would allocate the reporting unit’s fair value to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical scenario that faithfully represents an acquisition of the reporting unit in a business combination. If the implied fair value of the reporting unit’s goodwill is less than its carrying value, the difference is recorded as an impairment charge, not to exceed the balance of goodwill.
At January 31, 2015 and February 1, 2014, we had no goodwill on our Consolidated Balance Sheets. As a result of our fourth quarter fiscal 2013 test, we recorded full impairment of the Toys-Domestic reporting unit’s goodwill balance of $361 million, which was recorded in our Consolidated Statement of Operations for the fiscal year ended February 1, 2014. This impairment charge was a result of significant declines in the projected financial performance of the Toys-Domestic reporting unit compared to the projections used in goodwill impairment tests of prior years. The decrease in financial projections was primarily due to the fiscal 2013 decline in operating results, due in large part to the holiday season. Refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.
Revenue Recognition
We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is 98.8% of total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise purchased from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.
Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our Consolidated Financial Statements. Some of the differences are permanent, while other differences are temporary as they will reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our Consolidated Financial Statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies. For example, we would establish a valuation allowance for the tax benefit associated with a tax loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income of the appropriate character to utilize the tax loss carryforward prior to its expiration. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.
At any one time our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases, and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies. We report tax-related interest and penalties as a component of Income tax expense (benefit).

Stock-Based Compensation
The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee of Parent based on management’s recommendations. Our Parent engages an independent valuation specialist to assist management and the Executive Committee of Parent in determining the fair value of our common stock for these purposes. Our Parent’s management and the Executive Committee of Parent rely on the valuations provided by the independent valuation specialist as well as their review of Parent’s historical financial results, business milestones, financial forecast and business outlook as of each award date. The same Company data is reviewed by our Parent’s management, on a periodic basis, to monitor the performance metrics associated with certain stock-based payment awards as the achievement of established thresholds directly impact the amount of target shares ultimately earned.
The fair value of common stock shares of Parent is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results. When warranted, a Black-Scholes option-based model may be utilized in addition to the market and income approaches in order to estimate the fair value of our Parent’s shares.
The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.
The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Six companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS
In November 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-17, “Business Combinations (Topic 805): Pushdown Accounting” (“ASU 2014-17”). ASU 2014-17 provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period as a change in accounting principle in accordance with ASC Topic 250, “Accounting Changes and Error Corrections”. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. ASU 2014-17 also requires an acquired entity that elects the option to apply pushdown accounting in its separate financial statements to disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting. The Company has adopted the amendments in ASU 2014-17, effective November 18, 2014, as the amendments in the update are effective upon issuance. The adoption did not have an impact on our Consolidated Financial Statements.
In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 limits the requirement to report discontinued operations to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments also require expanded disclosures concerning discontinued operations, disclosures of certain financial results attributable to a disposal of a significant component of an entity that does not qualify for discontinued operations reporting and expanded disclosures for long-lived assets classified as held for sale or disposed of. Early adoption is permitted, but only for disposals (or assets classified as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company early adopted the amendments in ASU 2014-08, effective February 2, 2014. The adoption did not have an impact on our Consolidated Financial Statements.

In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 addresses the diversity in practice regarding financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit, or a portion of, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent the deferred tax asset is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with the deferred tax asset. The Company has been using the method prescribed by ASU 2013-11 since the fiscal year ended February 3, 2007. Therefore, the issuance of ASU 2013-11 did not have an impact on our Consolidated Financial Statements.
In April 2013, the FASB issued ASU No. 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting” (“ASU 2013-07”). ASU 2013-07 clarifies when an entity should apply the liquidation basis of accounting and provides principles for the measurement of associated assets and liabilities, as well as required disclosures. The Company adopted the amendments in ASU 2013-07, effective February 2, 2014. The adoption did not have an impact on our Consolidated Financial Statements.
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 provides clarification regarding whether Subtopic 810-10, Consolidation - Overall, or Subtopic 830-30, Foreign Currency Matters - Translation of Financial Statements, applies to the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets that constitute a business within a foreign entity. The Company adopted the amendments in ASU 2013-05, effective February 2, 2014. The adoption did not have an impact on our Consolidated Financial Statements.
In February 2013, the FASB issued ASU No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The Company adopted the amendments in ASU 2013-04, effective February 2, 2014. Other than additional disclosures regarding obligations resulting from joint and several liability arrangements described above, the adoption did not have an impact on our Consolidated Financial Statements.
Refer to Note 16 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and our assessment of their impact on our Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that the Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings, estimates regarding future effective tax rates, and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 26, 2015, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.